                                                Filed Pursuant to Rule 424(B)(2)
                                                      Registration No. 033-65055

                             SUBJECT TO COMPLETION
            PRELIMINARY PROSPECTUS SUPPLEMENT DATED JANUARY 6, 1999

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED JANUARY 11, 1996)

                                  $200,000,000

                        BROWING-FERRIS INDUSTRIES, INC.
                  % MARKET VALUE PUT SECURITIES(SM) ("MVPS"(SM))

                             ---------------------

THE PRINCIPAL TERMS OF THE OFFERING:

- Interest Rate:   % until January   , 2000.

- Interest Payment Dates:   and   , until January   , 2000.

- YOU MUST TENDER ALL OF YOUR MVPS ON JANUARY   , 2000 THROUGH THE BOOK-ENTRY
  SYSTEM OF DTC, FOR PURCHASE OR REPURCHASE AT A PRICE EQUAL TO 100% OF THEIR PRINCIPAL AMOUNT. THE TENDER WILL BE AUTOMATIC. You must sell your MVPs to The First National Bank of Chicago as the call holder at 100% of their principal amount if the call holder chooses to purchase the MVPs. If the call holder
  does not purchase the MVPs for any reason on January   , 2000, you must sell
  your MVPs to the Company at 100% of their principal amount.

- If the call holder chooses to purchase the MVPs, the Company may choose to have the MVPs remarketed by the call holder to other purchasers for an interim period of up to 26 weeks. During the interim period, if any, the interest rate on the MVPs will be reset weekly. At the end of the interim period, if any, holders of the MVPs must sell their MVPs to the call holder at 100% of their principal amount.

- The MVPs are scheduled to mature on January   , 2002 but that maturity date
  will be extended by the length of any interim period.

- If the call holder elects to purchase the MVPs, the Company has the right to
  redeem the MVPs from the call holder on January   , 2000 and at the end of any
  interim period. The Company will not be able to redeem the MVPs at any time
  prior to January   , 2000. After January   , 2000 or, if the MVPs are
  remarketed for an interim period, after the interim period, the Company may redeem some or all of the MVPs at any time.

- If the call holder purchases the MVPs on January   , 2000 or, if the MVPs are
  remarketed for an interim period, at the end of the interim period, First Chicago Capital Markets, Inc., as the calculation agent, will set a new interest rate to the maturity date on the MVPs. The call holder will then remarket the MVPs and the Company will pay interest at that new rate until the MVPs mature.

- The MVPs are senior unsecured debt securities.

- The MVPs will be traded only in book-entry form. You will not receive certificates for the MVPs.

- The MVPs will be issued in minimum denominations of $1,000, and in multiples of $1,000.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS ARE TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ---------------------
     The underwriters will sell the MVPs to the public at varying prices relating to prevailing market prices at the time of sale. The Company will
receive net proceeds of      % of the principal amount of the MVPs sold, which
equals aggregate net proceeds of $          before deducting expenses.

                             ---------------------

     The underwriters are offering the MVPs subject to various conditions. The
underwriters expect to deliver the MVPs to purchasers on or about January   ,
1999.

                             ---------------------

FIRST CHICAGO CAPITAL MARKETS, INC.
      (A BANK ONE COMPANY)

                             CHASE SECURITIES INC.

                                           NATIONSBANC MONTGOMERY SECURITIES LLC

                                January   , 1999

---------------
"Market Value Put securities" and "MVPs" are service marks owned by First Chicago Capital Markets, Inc.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THIS PROSPECTUS SUPPLEMENT.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
                      PROSPECTUS SUPPLEMENT
The Company.................................................   S-3
Selected Financial Data.....................................   S-4
Use of Proceeds.............................................   S-6
Description of the MVPs.....................................   S-6
Certain United States Federal Income Tax Considerations.....  S-15
ERISA Considerations........................................  S-18
Underwriting................................................  S-19
Legal Matters...............................................  S-20
                            PROSPECTUS
Available Information.......................................     2
Incorporation of Certain Documents by Reference.............     2
The Company.................................................     3
Application of Proceeds.....................................     3
Description of Debt Securities..............................     3
Capital Stock...............................................    12
Description of Warrants.....................................    14
Description of Stock Purchase Contracts and Stock Purchase
  Units.....................................................    15
Plan of Distribution........................................    16
Legal Opinions..............................................    16
Experts.....................................................    17

                                  THE COMPANY

     Browning-Ferris Industries, Inc. is one of the largest publicly held companies that provides waste services in the United States and Canada. The Company, through its subsidiaries and affiliates,

     - collects,

     - transports,

     - treats and/or processes,

     - recycles and

     - disposes of

commercial, residential and municipal solid wastes and industrial wastes. The Company also engages in

     - waste-to-energy conversion,

     - medical waste services,

     - portable restroom services and

     - municipal and commercial sweeping operations.

The Company also provides waste services outside of North America, principally in Europe, through its equity ownership in SITA, S.A., a publicly traded, Paris-based subsidiary of Suez Lyonnaise des Eaux, S.A.

     Our principal place of business is located at 757 N. Eldridge, Houston, Texas 77079. The telephone number is (281) 870-8100 and the mailing address is P.O. Box 3151, Houston, Texas 77253. The term "Company" refers to our company, Browning-Ferris Industries, Inc., and our subsidiaries, affiliates and predecessors, unless the context otherwise requires.

                            SELECTED FINANCIAL DATA

     The following is a summary of certain consolidated financial information regarding the Company for the periods indicated. The selected financial information set forth below for the years ended September 30, 1994 through 1998 is summarized or prepared from the Company's audited consolidated financial statements for such periods. The data presented below should be read in conjunction with the Company's consolidated financial statements and the notes thereto incorporated by reference herein. See "Incorporation of Certain Documents by Reference" in the accompanying prospectus.

                                                                  YEAR ENDED SEPTEMBER 30,
                                                -------------------------------------------------------------
                                                  1998         1997         1996         1995         1994
                                                ---------    ---------    ---------    ---------    ---------
                                                 (DOLLARS IN MILLIONS EXCEPT FOR RATIOS AND PER SHARE DATA)
OPERATING STATEMENT DATA:
  Revenues....................................   $4,746       $5,783       $5,779       $5,779       $4,315
  Income before special charges (credits),
     extraordinary items and cumulative
     effects of changes in accounting
     principles...............................   $  336       $  333       $  273       $  385       $  284
  Income (loss) before extraordinary items and
     cumulative effects of changes in
     accounting principles....................   $  349       $  284       $  (89)      $  385       $  284
  Net income (loss)...........................   $  339       $  265       $ (101)      $  385       $  279
  Income (loss) per share (diluted) --
     Income (loss) before extraordinary items
       and cumulative effects of changes in
       accounting principles..................   $ 1.93(1)    $ 1.39(2)    $(0.45)(3)   $ 1.92       $ 1.52
     Net income (loss)........................   $ 1.87(4)    $ 1.30(5)    $(0.51)(6)   $ 1.92       $ 1.49(7)
  Cash dividends per common share.............   $ 0.76       $ 0.70       $ 0.68       $ 0.68       $ 0.68
CASH FLOW DATA:
  Capital expenditures........................   $  525       $  495       $  935       $  930       $  694
  Cash flows from operating activities........   $  734       $  999       $  857       $1,030       $  694
BALANCE SHEET DATA:
  Property and equipment, net.................   $2,812       $3,567       $3,921       $3,722       $3,050
  Total assets................................   $4,999       $6,678       $7,601       $7,460       $5,797
  Senior long-term debt, excluding current
     maturities...............................   $1,793       $1,675       $2,767       $1,666       $  714
  Convertible subordinated debentures.........   $--          $--          $--          $  745       $  745
  Common stockholders' equity.................   $1,413       $2,661       $2,510       $2,742       $2,392
OTHER DATA:
  Ratio of earnings to fixed charges(8).......     3.81(9)      2.98(10)     1.02(11)     4.04         4.25

---------------
 (1) $1.86 per share before the after-tax effect of special credits of $.07 per share recorded in fiscal 1998 related to estimated gains from the sale in March 1998 of substantially all of the Company's operations outside of North America to SITA, S.A. and the divestiture of certain North American operations.

 (2) $1.63 per share before the after-tax effect of special charges of $.24 per share recorded in fiscal 1997 related to the cumulative foreign currency translation losses associated with the sale of Italian operations and for anticipated losses related to decisions to divest additional underperforming or non-core business operations and assets located primarily in the United Kingdom, the Netherlands and the United States. These losses were offset partially by net gains arising largely from divestitures completed in fiscal 1997, principally in North America.

 (3) $1.37 per share before the after-tax effect of special charges of $1.81 per share recorded in fiscal 1996 related to decisions to sell the Company's Italian operations, divest certain domestic and international non-core business assets and operations and close certain recycling facilities not expected to achieve desired performance objectives. The remainder of the special charges related to the writedown of the Company's investment in the Azusa, California landfill to fair value.

 (4) Includes extraordinary loss of $1 million, net of tax ($.01 per share) in fiscal 1998 related to the loss on redemption of debt of an unconsolidated affiliate of the Company, and cumulative effects of changes in accounting principles of $10 million, net of tax ($.05 per share) related to the expensing of certain business process reengineering costs as required by a new accounting pronouncement offset partially by the gain associated with the change in the Company's method of accounting for the recognition of value changes in its employee retirement plan.

 (5) Includes extraordinary losses of $18 million, net of tax ($.09 per share) associated with losses on redemption of debt in fiscal 1997.

 (6) Includes extraordinary loss of $12 million, net of tax ($.06 per share) associated with the loss on redemption of debt in fiscal 1996.

 (7) Includes extraordinary charge of $5 million, net of tax ($.03 per share) related to the loss on early retirement of debt in fiscal 1994.

 (8) For the purposes of computing the ratio of earnings to fixed charges, "earnings" has been calculated by adding to the caption "income before income taxes, minority interest, extraordinary items and cumulative effects of changes in accounting principles", fixed charges, excluding capitalized interest, and by deducting undistributed earnings of affiliates less than 50% owned. "Fixed charges" consists of interest expense whether capitalized or expensed, amortization of debt costs, and the portion of rents representing the interest factor which the Company generally considers to be one-third of rental expense. The interest expense portion of fixed charges includes interest expense and interest costs capitalized related to the Company's proportionate share of 50%-owned unconsolidated subsidiaries.

 (9) Excluding the effects of the fiscal 1998 special credits of $21 million, the ratio of earnings to fixed charges for fiscal 1998 was 3.71.

(10) Excluding the effects of the fiscal 1997 special charges of $82 million, the ratio of earnings to fixed charges for fiscal 1997 was 3.31.

(11) Excluding the effects of the fiscal 1996 special charges of $447 million, the ratio of earnings to fixed charges for fiscal 1996 was 2.77.

                                USE OF PROCEEDS

     The entire net proceeds received by the Company from the sale of the MVPs will be applied to repayment of a portion of the Company's commercial paper balances. On December 31, 1998 the weighted average interest rate of such indebtedness was 6.03%. The proceeds from the commercial paper were used for repurchases of the Company's common stock and for working capital.

                            DESCRIPTION OF THE MVPS

     The MVPs are to be issued as a series of senior debt securities under a Restated Indenture, dated as of September 1, 1991 (the "Senior Indenture"), between the Company and Chase Bank of Texas, National Association (formerly known as Texas Commerce Bank National Association, as successor trustee to First City, Texas-Houston, National Association, which was formerly First City National Bank of Houston), as trustee (the "Trustee"), which is more fully described in the accompanying prospectus. The following description of the terms of the MVPs offered hereby (referred to in the accompanying prospectus as the "Offered Debt Securities") supplements the description of the general terms and provisions of the Debt Securities (as defined in the accompanying prospectus) set forth in the accompanying prospectus. If these descriptions are inconsistent, then the description in this prospectus supplement shall govern.

GENERAL

     The MVPs will be limited to $200,000,000 aggregate principal amount. The MVPs will be senior unsecured obligations of the Company and will rank equally with all other existing and future unsecured and unsubordinated indebtedness of the Company. At September 30, 1998, the Company had approximately $1.8 billion of senior indebtedness. The Company is a holding company, and therefore the MVPs will be effectively subordinated to all liabilities (including trade payables) of the Company's subsidiaries.

     The MVPs are scheduled to mature on January   , 2002. However, the MVPs
will mature on a later date in the event of an Interim Period (as defined below). See "--Mandatory Tender of MVPs; Calculation of Interest and Remarketing--Remarketing Dates; Adjustment of Maturity Date." The date on which the MVPs mature is referred to herein as the Maturity Date.

     If The First National Bank of Chicago (the "Call Holder") elects to remarket the MVPs, then the MVPs will be subject to mandatory tender to the Call
Holder, for purchase at 100% of the principal amount thereof on January   , 2000
(the "Remarketing Date") and, in the event of the Interim Period, on the Additional Remarketing Date (as defined below) on the terms and subject to the conditions described herein. See "--Mandatory Tender of MVPs; Calculation of Interest and Remarketing" below. If the Call Holder does not elect to exercise its right to remarket the MVPs on the Remarketing Date, or for any reason does not purchase all of the MVPs on either the Remarketing Date or the Additional Remarketing Date, if applicable, then the Company is required to repurchase all of the MVPs from the holders thereof at 100% of the principal amount thereof plus accrued interest, if any, on the applicable date. See "--Repurchase" below.

     Upon the exercise by the Call Holder of its right to remarket the MVPs as described herein, the MVPs are redeemable from the Call Holder on the Remarketing Date and, in the event of an Interim Period, on the Additional Remarketing Date at the option of the Company on the terms described below. In addition, after the Remarketing Date (if such date is not the Interim Period Remarketing Date) or the Additional Remarketing Date (in the event of the Interim Period), the MVPs shall be subject to redemption by the Company, in whole or in part, on the terms discussed below. See "--Redemption" below.

     The MVPs will bear interest at the annual interest rate of   % per annum to
but excluding the Remarketing Date. The Remarketing Date and, if that date is designated as the "Interim Period Remarketing Date" as described below under "--Mandatory Tender of MVPs; Calculation of Interest and Remarketing-- Remarketing Dates; Adjustment of Maturity Date," the Additional Remarketing Date thereafter, will be the remarketing dates for the MVPs. If the Call Holder remarkets the MVPs, then, on and after each applicable remarketing date, the MVPs will bear interest at the rate determined by the Calculation Agent in accordance with the procedures set forth under "--Mandatory Tender of MVPs; Calculation of Interest and Remarketing--Determination of Applicable Interest Rate" below.

     Interest on the MVPs accruing during the period from and including January , 1999 to but excluding the Remarketing Date will be payable semi-annually on
               and                of each year, commencing                ,
1999. Interest on the MVPs accruing from the Remarketing Date (if such date is not the Interim Period Remarketing Date) or the Additional Remarketing Date (if the Remarketing Date is the Interim Period Remarketing Date) will be payable semi-annually on each day that is a six-month anniversary of such date. Interest on the MVPs accruing during the period from and including the Remarketing Date (if that date is the Interim Period Remarketing Date) to but excluding the Additional Remarketing Date (the "Interim Period"), if applicable, will be payable only on the Additional Remarketing Date. Each day on which interest is scheduled to be paid is herein referred to as an "Interest Payment Date." Interest will be payable on each Interest Payment Date to the persons in whose name the MVPs are registered, subject to certain exceptions, on the fifteenth calendar day immediately preceding the related Interest Payment Date except that, in the case of the Interest Payment Date relating to the Interim Period, interest will be payable to the persons to whom principal is payable on the Additional Remarketing Date. "Business Day" means any day other than a Saturday, a Sunday or a day on which banking institutions in The City of New York, Houston, Texas or Chicago, Illinois are authorized or obligated by law, regulation or executive order to close and, in the case of the determination of the Reference Rate (as defined below) that is based upon deposits in U.S. dollars in London, the City of London.

     The amount of interest payable on the MVPs for any period will be computed on the basis of a 360-day year consisting of twelve 30-day months, except that interest accruing during the Interim Period, if any, will be computed on the basis of the actual number of days in such period over a 360-day year. Interest payable on any Interest Payment Date and at the Maturity Date or date of earlier redemption or repurchase will be the amount of interest accrued from and including the most recent Interest Payment Date to which interest has been paid
or duly provided for (or from and including January   , 1999 if no interest has
been paid or duly provided for with respect to the MVPs) to but excluding such Interest Payment Date or the Maturity Date or date of redemption or repurchase, as the case may be. In the event that any Interest Payment Date or Maturity Date or date of redemption or repurchase of the MVPs falls on a day that is not a Business Day, payment will be made on the next succeeding Business Day with the same force and effect as if it were paid on the date such payment was due, and no interest will accrue on the amount so payable for the period from and after such Interest Payment Date or Maturity Date or date of redemption or repurchase of the MVPs.

     The MVPs will be issued in the form of one or more registered global securities and will be deposited with, or on behalf of, The Depository Trust Company ("DTC") and registered in the name of DTC or its nominee. See "--Book-Entry System" below and "Description of Debt Securities--Provisions Applicable to Both Senior and Subordinated Debt Securities--Global Securities" in the accompanying prospectus. Settlement for the MVPs will be made in immediately available funds and the MVPs will trade in DTC's Same-Day Funds Settlement System until maturity. Secondary market trading activity in the MVPs will therefore settle in immediately available funds. All payments of principal and interest will be made by the Company in immediately available funds.

     Although the U. S. federal income tax treatment of the MVPs is not certain, the terms of the MVPs provide that the Company and all holders of the MVPs agree to treat the MVPs as fixed rate debt instruments that mature on the Remarketing Date for United States federal income tax purposes. See "Certain United States Federal Income Tax Considerations."

MANDATORY TENDER OF MVPS; CALCULATION OF INTEREST AND REMARKETING

     The following description sets forth the terms and conditions of the calculation of the Interim Period Interest Rate (as defined below), the Interest Rate to Maturity (as defined below) and the remarketing of the MVPs, if the Call Holder elects to purchase the MVPs for remarketing.

     MANDATORY TENDER

     If the Call Holder gives notice to the Company and the Trustee on a Business Day not later than five Business Days prior to the Remarketing Date (the "Notification Date") of its intention to purchase all of the outstanding MVPs for remarketing, all outstanding MVPs will be automatically tendered to the Call Holder for purchase on the Remarketing Date and, if such date is designated as the Interim Period Remarketing Date, the Additional Remarketing Date thereafter, except in the circumstances described under "--Repurchase" below. The purchase price of the MVPs will be equal to 100% of the principal amount thereof.

     If the Call Holder elects to remarket the MVPs, the obligation of the Call Holder to purchase the MVPs on any remarketing date is subject to several conditions set forth in the Remarketing and Interest Calculation Agreement (as defined below). In addition, the Call Holder may terminate the Remarketing and Interest Calculation Agreement at any time upon the occurrence of certain events set forth therein. See "--The Call Holder and the Calculation Agent."

     From and including the Remarketing Date (if such date is not the Interim Period Remarketing Date) or the Additional Remarketing Date (if the Remarketing Date is the Interim Period Remarketing Date), the MVPs will bear interest at the Interest Rate to Maturity, determined as set forth under "--Determination of Applicable Interest Rate." During the Interim Period, if any, the MVPs will bear interest at the Interim Period Interest Rate determined as set forth under "--Determination of Applicable Interest Rate." If for any reason the Call Holder does not purchase all outstanding MVPs on any remarketing date, the Company will be required to repurchase all of the MVPs from the holders thereof at a price equal to the principal amount thereof plus all accrued and unpaid interest, if any, on the MVPs to such remarketing date. See "--Repurchase" below.

     When the MVPs are tendered for remarketing on any remarketing date, the Call Holder will be required by the terms of the Remarketing and Interest Calculation Agreement to sell the MVPs to the Reference Corporate Dealer (as defined below) or Reference Money Market Dealer (as defined below), as the case may be, submitting the lowest firm, committed bid in accordance with the procedures relating to the applicable remarketing.

     REMARKETING DATES; ADJUSTMENT OF MATURITY DATE

     If the Call Holder gives notice of its intention to purchase the MVPs on
January   , 2000, then not later than 4:00 p.m., New York City time, on the
fourth Business Day prior to January   , 2000, the Company, after consultation
with the Call Holder, may notify the Call Holder, the Trustee and DTC by telephone, confirmed in writing, that it elects for an Interim Period resulting
in January   , 2000 being designated the Interim Period Remarketing Date (the
"Interim Period Remarketing Date"). The Company will be eligible to make such notification if at such time its senior unsecured debt is rated at least "Baa3" by Moody's Investors Service, Inc. and "BBB-" by Standard & Poor's Ratings Services (or the equivalent thereof by each such rating agency) at the time of such notification or if the Call Holder waives this requirement in its sole
discretion. If the Company does not provide such notification, January   , 2000
will be the only remarketing date and the Maturity Date will be January   ,
2002. If the Company provides such notification, then (i) the Additional Remarketing Date will be one of the 26 following one-week anniversary dates of
January   , 2000 (or if any such day is not a Business Day, the next succeeding
Business Day) designated by the Company not later than the fifth Business Day prior to such one-week anniversary date (the "Additional Remarketing Date") except that, if the Company fails to so designate the Additional Remarketing Date, the Additional Remarketing Date will be the date that is the 26th week
anniversary of January   , 2000 (or if such day is not a Business Day, the next
following Business Day) and (ii) the Maturity Date of the MVPs will be the date that is the two-year anniversary of the Additional Remarketing Date (whether or not a Business Day).

     DETERMINATION OF APPLICABLE INTEREST RATE

     From and including the Remarketing Date (if such date is not the Interim Period Remarketing Date) or the Additional Remarketing Date (if the Remarketing Date is designated the Interim Period Remarketing Date) to but excluding the Maturity Date, the MVPs will bear interest at the Interest Rate to Maturity. During the Interim Period, if any, the MVPs will bear interest at the Interim Period Interest Rate.

     Determination of Interest Rate to Maturity. First Chicago Capital Markets, Inc., as calculation agent (the "Calculation Agent"), shall determine the interest rate the MVPs will bear from the Remarketing Date

(if such date is not the Interim Period Remarketing Date) or the Additional Remarketing Date (if the Remarketing Date is designated the Interim Period Remarketing Date) to the Maturity Date (the "Interest Rate to Maturity"). The Calculation Agent shall make this determination on the third Business Day immediately preceding the Remarketing Date or the Additional Remarketing Date, as the case may be (the "Determination Date"), by soliciting by 3:30 p.m., New York City time, the Reference Corporate Dealers for firm, committed bids to purchase all outstanding MVPs at the Dollar Price (as defined below), and by selecting the lowest such firm, committed bid (regardless of whether each of the Reference Corporate Dealers actually submits bids). The Interest Rate to
Maturity will be equal to the sum of   % (the "Base Rate") plus the Applicable
Spread (as defined below). The Interest Rate to Maturity announced by the Calculation Agent as a result of such process will be quoted to the nearest one hundred-thousandth (0.00001) of one percent per annum and, absent manifest error, will be binding and conclusive upon the holders of the MVPs, the Call Holder, the Company and the Trustee.

     "Applicable Spread" means the lowest bid, expressed as a spread (in the form of a percentage or in basis points) above the Base Rate, obtained by the Calculation Agent on the Determination Date from the bids quoted by up to five Reference Corporate Dealers for the full aggregate principal amount of the MVPs at the Dollar Price, but assuming (i) an issue date equal to the Remarketing Date (if such date is not the Interim Period Remarketing Date) or the Additional Remarketing Date (in the event of an Interim Period), with settlement on such date without accrued interest, (ii) a maturity date equal to the Maturity Date of the MVPs, and (iii) a stated annual interest rate, payable semi-annually, equal to the Base Rate plus the spread bid by the applicable Reference Corporate Dealer.

     "Dollar Price" means, with respect to the MVPs, the present value, as of the Remarketing Date, of the Remaining Scheduled Payments (as defined below) discounted to the Remarketing Date, on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months), at the Treasury Rate (as defined below), except that in the case of the Additional Remarketing Date, the Dollar Price will be the Adjusted Dollar Price (as defined below).

     "Adjusted Dollar Price" means, with respect to the Additional Remarketing Date, the Dollar Price as of the Remarketing Date (determined by the Calculation Agent on the third Business Day prior to the Remarketing Date) plus the product of (i) such Dollar Price less the aggregate principal amount of the MVPs outstanding as of the Remarketing Date, (ii) the weighted average per annum Interim Period Interest Rate for the Interim Period, and (iii) the number of days in the Interim Period divided by 360.

     "Reference Corporate Dealer" means each of First Chicago Capital Markets, Inc., its successors and four other leading dealers of publicly traded debt securities of the Company to be chosen by the Call Holder.

     "Treasury Rate" means the annual rate equal to the semi-annual equivalent yield to maturity or interpolated (on a 30/360 day count basis) yield to maturity on the Determination Date of the Comparable Treasury Issue (as defined below) for value on the Remarketing Date, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price (as defined below).

     "Comparable Treasury Issue" means the United States Treasury security selected by the Calculation Agent as having an actual or interpolated maturity on the Determination Date comparable to the remaining term of the MVPs.

     "Comparable Treasury Price" means (a) the offer price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) on the third Business Day prior to the Remarketing Date, as set forth on Telerate Page 500 (as defined below), adjusted to reflect settlement on the Remarketing Date if prices quoted on Telerate Page 500 are for settlement on any date other than the Remarketing Date, or (b) if such page (or any successor page) is not displayed or does not contain such offer price on such Business Day, (i) the average of five Reference Treasury Dealer Quotations (as defined below) for such Remarketing Date, excluding the highest and lowest of such Reference Treasury Dealer Quotations (unless there is more than one highest or lowest quotation, in which case only one such highest and/or lowest quotation shall be excluded), or
(ii) if the

Calculation Agent obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations.

     "Telerate Page 500" means the display designated as "Telerate Page 500" on Bridge Telerate, Inc. (or such other page as may replace Telerate Page 500 on such service) or such other service displaying the offer prices specified in (a) above as may replace Bridge Telerate, Inc. The Calculation Agent shall have the discretion to select the time at which the Comparable Treasury Price is determined on the third Business Day prior to the Remarketing Date.

     "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer, the offer price for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) for settlement on the Remarketing Date quoted in writing to the Calculation Agent by such Reference Treasury Dealer by 3:30 p.m. on the third Business Day prior to the Remarketing Date.

     "Reference Treasury Dealer" means each of First Chicago Capital Markets, Inc., Chase Securities Inc., NationsBanc Montgomery Securities LLC, Goldman, Sachs & Co. and Morgan Stanley & Co. Incorporated and their respective successors; provided, however, that if any of the foregoing or their affiliates shall cease to be a primary U.S. Government securities dealer (a "Primary Treasury Dealer"), the Calculation Agent shall substitute therefor another Primary Treasury Dealer.

     "Remaining Scheduled Payments" means, with respect to the MVPs, the remaining scheduled payments of the principal thereof and interest thereon, calculated at the Base Rate only and assuming (i) a maturity date equal to
January   , 2002, and (ii) that the Company did not elect the Remarketing Date to be the Interim Period Remarketing Date.

     Determination of Interim Period Interest Rate. The interest rate for the Interim Period, if any, will be reset on each Interest Reset Date (as defined below) during the Interim Period and will be equal to the Reference Rate (as defined below) in respect of the applicable Interest Reset Date plus the Basic Spread (as defined below), in each case as calculated by the Calculation Agent (the "Interim Period Interest Rate"). The Wednesday of each week during the Interim Period will be an "Interest Reset Date." The "Interest Determination Date" applicable to an Interest Reset Date will be the second Business Day preceding such Interest Reset Date. The interest rate in effect from and including the Interim Period Remarketing Date (which is the first day of the Interim Period) to but excluding the first Interest Reset Date during such Interim Period will be determined as if the Interim Period Remarketing Date were an Interest Reset Date and the Interest Determination Date for such Interest Reset Date were the second Business Day prior to the Interim Period Remarketing Date.

     The "Reference Rate" means, with respect to the Interim Period, one of the following reference rates selected by the Company and notified to the Calculation Agent no later than four Business Days prior to the Interim Period Remarketing Date: (i) the per annum rate for deposits in U.S. dollars for a period of one week shown on Telerate page 3750 (or any successor page) at 11:00 a.m., London time, on the applicable Interest Determination Date, (ii) the per annum rate equal to the average of the federal funds rates shown on Telerate page 5 (or any successor page) as of 11:00 a.m., New York City time, on the applicable Interest Determination Date and each of the four Business Days prior to such Interest Determination Date, or (iii) the one-week "AA" non-financial commercial paper rate shown on the Internet world wide web page of the Board of Governors of the Federal Reserve System at www.bog.frb.fed.us/releases/CP/ (or any successor page) as of 11:00 a.m., New York City time, on the applicable Interest Determination Date. If the reference rate on the applicable designated page (or successor page) is not published on the specified page by the specified time on the applicable date or dates, then the reference rate determined as of the applicable Interest Determination Date will be the reference rate in effect on such Interest Determination Date.

     The "Basic Spread" will be the lowest firm commitment bid expressed as a spread (in the form of a percentage or a number of basis points (plus or minus)) with respect to the Reference Rate, obtained by the Calculation Agent on the third Business Day prior to the Interim Period Remarketing Date from the bids quoted from up to five Reference Money Market Dealers on such date for the full aggregate principal amount of the MVPs at a dollar price equal to par, but assuming (i) that the purchase date is the Interim Period

Remarketing Date, with settlement on such date without accrued interest, (ii) that the maturity date is the day that is 26 weeks from the Interim Period Remarketing Date, (iii) that the MVPs are callable by the Call Holder on a weekly basis after the Interim Period Remarketing Date, (iv) that the MVPs will be repurchased by the Company at par on the day that is 26 weeks from the Interim Period Remarketing Date if not previously called by the Call Holder, and
(v) a stated annual interest rate, payable on the Additional Remarketing Date, equal to the Reference Rate plus the spread bid by the applicable Reference Money Market Dealer.

     "Reference Money Market Dealers" means each of First Chicago Capital Markets, Inc., Chase Securities Inc., NationsBanc Montgomery Securities LLC, Goldman, Sachs & Co. and Morgan Stanley & Co. Incorporated and their respective successors; provided, however, that if any of the foregoing or its affiliates shall cease to be a leading dealer of publicly traded debt securities of the Company and a leading dealer in money market instruments (a "Primary Money Market Dealer"), the Calculation Agent shall substitute therefor another Primary Money Market Dealer.

     The Interim Period Interest Rate and the amount of interest payable on the Additional Remarketing Date shall each be determined by the Calculation Agent and, absent manifest error, shall be binding and conclusive upon the beneficial owners and holders of the MVPs, the Call Holder, the Company and the Trustee.

     NOTIFICATION OF RESULTS; SETTLEMENT

     If the Call Holder has previously notified the Company and the Trustee on the Notification Date of its intention to purchase all MVPs tendered to the Call
Holder on January   , 2000, the Calculation Agent will notify the Company, the
Trustee and DTC by telephone, confirmed in writing, by 4:00 p.m., New York City time, on the Determination Date, of the Interest Rate to Maturity. If January
  , 2000 is the Interim Period Remarketing Date, the Call Holder will provide the Company, the Trustee and DTC notice in accordance with the preceding
sentence, on the second Business Day prior to January   , 2000, of the Interim
Period Interest Rate which will initially be in effect.

     All of the outstanding MVPs will be automatically delivered to the account of the Trustee by book-entry through DTC, pending payment of the purchase price therefor, on the applicable remarketing date.

     The Call Holder will make, or cause the Trustee to make, payment to DTC by the close of business on the applicable remarketing date against delivery through DTC of the MVPs, of the purchase price for all of the MVPs tendered. The purchase price of the MVPs will be equal to 100% of the principal amount thereof. If the Call Holder does not purchase all of the MVPs on any remarketing date, then the Company is obligated to make or cause to be made such payment for all of the MVPs, as described below under "--Repurchase." In any case, the Company will make, or cause the Trustee to make, payment of interest due on any remarketing date to holders of MVPs by book-entry through DTC by the close of business on such remarketing date.

     The tender and settlement procedures described above may be modified without the consent of the holders of the MVPs to the extent required by DTC or, if the book-entry system is no longer available for the MVPs at the time of any remarketing, to the extent required to facilitate the tendering and remarketing of MVPs in certificated form. In addition, the Call Holder may modify without the consent of the holders of the MVPs the tender and settlement procedures set forth above in order to facilitate the tender and settlement process.

     As long as DTC's nominee holds the certificates representing any MVPs in the book-entry system of DTC, no certificates for such MVPs will be delivered by or to any selling beneficial owner to reflect any transfer of such MVPs effected in a remarketing. In addition, under the terms of the MVPs and the Remarketing and Interest Calculation Agreement, the Company has agreed that (i) it will use its best efforts to maintain the MVPs in book-entry form with DTC or any successor thereto and to appoint a successor depository to the extent necessary to maintain the MVPs in book-entry form and (ii) it will waive any discretionary right it otherwise has under the Senior Indenture to cause the MVPs to be issued in certificated form.

     For further information with respect to transfers and settlement through DTC, see "--Book-Entry System" below, and "Description of Debt
Securities--Provisions Applicable to Both Senior and Subordinated Debt Securities--Global Securities" in the accompanying prospectus.

THE CALL HOLDER AND THE CALCULATION AGENT

     On or prior to the date of issuance of the MVPs, the Company, the Call Holder and the Calculation Agent will enter into a Remarketing and Interest Calculation Agreement (the "Remarketing and Interest Calculation Agreement") which will provide for the MVPs to be remarketed substantially on the terms described below and under "--Mandatory Tender of MVPs; Calculation of Interest and Remarketing." Neither the Call Holder nor the Calculation Agent will receive any fees or reimbursement of expenses from the Company in connection with the remarketing.

     The Company will agree to indemnify each of the Call Holder and the Calculation Agent against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"), arising out of or in connection with their duties under the Remarketing and Interest Calculation Agreement.

     If the Call Holder elects to remarket the MVPs as described herein, the obligation of the Call Holder to purchase MVPs from holders thereof will be subject to several conditions set forth in the Remarketing and Interest Calculation Agreement. Such conditions will include the condition that the Calculation Agent shall have received by the required time on any remarketing date at least one firm committed bid to purchase all of the MVPs and that a Reference Corporate Dealer or Reference Money Market Dealer shall not fail to purchase the MVPs from the Call Holder on any such remarketing date. In addition, the Remarketing and Interest Calculation Agreement will provide for its termination by the Call Holder on or before the Remarketing Date (if such date is not an Interim Period Remarketing Date) or the Additional Remarketing Date (in the event of an Interim Period), upon the occurrence of certain events. The Remarketing and Interest Calculation Agreement will also provide that each of the Call Holder and Calculation Agent may resign at any time, such resignation to be effective ten days after the delivery to the Company and the Trustee of notice of such resignation. The Company shall have the right, but not the obligation, to appoint a successor Call Holder; provided, however, that the Call Holder may appoint a successor Calculation Agent in the event of the resignation of the Calculation Agent in the absence of a concurrent resignation of the Call Holder.

     As a result of these conditions and termination rights and the Call Holder's right to resign, holders of MVPs cannot be assured that their MVPs will be purchased by the Call Holder in connection with a mandatory tender. No Holder of any MVPs shall have any rights or claims under the Remarketing and Interest Calculation Agreement or against the Call Holder or the Calculation Agent as a result of the Call Holder not purchasing such MVPs. If the Call Holder does not purchase all of the MVPs on the applicable remarketing date, the Company will be required to purchase on such remarketing date all of the MVPs at a price equal to 100% of the principal amount thereof plus accrued interest, if any. See "--Repurchase" below.

     The Call Holder or the Calculation Agent, in an individual or any other capacity, may buy, sell, hold and deal in any of the MVPs. The Call Holder may exercise any vote or join in any action which any holder of MVPs may be entitled to exercise or take with like effect as if it did not act in any capacity under the Remarketing and Interest Calculation Agreement. The Call Holder and the Calculation Agent, in an individual capacity, either as principal or agent, may also engage in or have an interest in any financial or other transaction with the Company as freely as if they did not act in any capacity under the Remarketing and Interest Calculation Agreement.

REPURCHASE

     If the Call Holder for any reason does not purchase all of the MVPs on the applicable remarketing date, the Company shall repurchase on such remarketing date all of the MVPs, at a price equal to 100% of the principal amount of the MVPs plus all accrued and unpaid interest, if any, on such MVPs to (but excluding) such remarketing date.

REDEMPTION

     If the Call Holder has elected to remarket the MVPs in accordance with the terms of the Remarketing and Interest Calculation Agreement, then not later than four Business Days immediately preceding the applicable remarketing date, the Company may irrevocably elect to exercise its right to redeem the outstanding MVPs, in whole but not in part, from the Call Holder on such remarketing date at the Optional Redemption Price.

     The "Optional Redemption Price" shall be the sum of (i) the greater of (a) 100% of the principal amount of the MVPs and (b) the Dollar Price (which if such remarketing date is the Additional Remarketing Date, will equal the Adjusted Dollar Price), plus (ii) in the case of either (a) or (b), accrued and unpaid interest on the principal amount being redeemed to the applicable remarketing date.

     Provided that the MVPs have not been repurchased or redeemed as described above, the MVPs will be redeemable, in whole or from time to time in part, at the option of the Company after the Remarketing Date (if such date is not the Interim Period Remarketing Date) or the Additional Remarketing Date (in the event of the Interim Period) at a redemption price equal to the greater of (i) 100% of the principal amount of the MVPs to be redeemed and (ii) an amount (determined by the Quotation Agent (as defined below)) equal to the sum of the present values of the remaining scheduled payments of principal and interest on the MVPs to be redeemed (not including any portion of such payments of interest accrued as of the date of redemption) discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months)
at the Adjusted Treasury Rate (as defined below) plus      basis points, plus,
in either case, accrued interest thereon to the date of redemption.

     "Adjusted Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

     "Comparable Treasury Issue" means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the MVPs to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such MVPs.

     "Comparable Treasury Price" means, with respect to any redemption date, (i) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (ii) if the Trustee obtains fewer than three such Reference Treasury Dealer Quotations, the average of such Quotations, such average in any case to be determined by the Quotation Agent, or (iii) if only one Reference Treasury Dealer Quotation is received, such Quotation.

     "Quotation Agent" means the Reference Treasury Dealer appointed by the Company.

     "Reference Treasury Dealer" means (i) each of First Chicago Capital Markets, Inc., Chase Securities Inc., NationsBanc Montgomery Securities LLC, Goldman, Sachs & Co. and Morgan Stanley & Co. Incorporated and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer (a "Primary Treasury Dealer"), the Company shall substitute therefor another Primary Treasury Dealer, and (ii) any other Primary Treasury Dealer(s) selected by the Company.

     "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Quotation Agent, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding such redemption date.

     Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of the MVPs to be redeemed. Unless the Company defaults in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the MVPs or portions thereof called for redemption. If less than all of the MVPs are to be redeemed, the MVPs (or portions thereof) to be redeemed shall be selected by the Trustee by such method as the Trustee shall deem fair and appropriate.

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

     The Company at any time after the later of the Remarketing Date, or, in the event of the Interim Period, the Additional Remarketing Date, may satisfy its obligations with respect to payments of principal of and interest on the MVPs by depositing in trust with the Trustee money or U.S. government obligations or a combination thereof sufficient to make such payments when due. All obligations of the Company with respect to the MVPs and the Senior Indenture insofar as they relate to the MVPs will be discharged and terminated (except as to the Company's obligations to compensate, reimburse and indemnify the Trustee pursuant to the Senior Indenture) only if (i) such deposit is sufficient to pay when due the principal of and interest on all outstanding MVPs, and (ii) the Company delivers to the Trustee an opinion of counsel to the effect that the holders of the MVPs will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such treatment of such holder's principal and interest payments on the MVPs (such opinion must be based on a ruling of the Internal Revenue Service or a change in U.S. federal income tax law occurring after the date hereof, since such a result would not occur under current tax law). In the event of any such defeasance, holders of the MVPs would be able to look only to such trust fund for payments of principal of and interest on the MVPs until maturity.

BOOK-ENTRY SYSTEM

     The MVPs will be issued in the form of one or more fully registered global securities that will be deposited with, or on behalf of, DTC and registered in the name of DTC's nominee. The provisions described under "Description of Debt Securities--Provisions Applicable to Both Senior and Subordinated Debt Securities--Global Securities" in the accompanying prospectus will apply to the MVPs.

     DTC has advised the Company and the underwriters of the MVPs as follows:

          DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. DTC Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations ("Direct Participants"). DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the Securities and Exchange Commission.

          Payments of principal of and premium, if any, and interest on the MVPs will be made to Cede & Co., as nominee of DTC. DTC's practice is to credit Direct Participants' accounts on the related payment date in accordance with their respective holdings shown on DTC's records. Payments by Participants to beneficial owners of the MVPs will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participant and not of DTC, the Trustee or any Paying Agent under the Senior Indenture, or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to Cede & Co. is the responsibility of the Company or the Trustee or any Paying Agent, disbursement of such payments to

     Direct Participants shall be the responsibility of DTC, and disbursement of such payments to the beneficial owners of the MVPs shall be the responsibility of Direct and Indirect Participants. DTC may decide to discontinue providing its services as securities depository with respect to the MVPs at any time by giving notice to the Company or the Trustee. Under such circumstances, in the event that a successor securities depository is not appointed by the Company within 90 days, MVPs certificates are required to be printed and delivered.

          Neither the Company, the Trustee, any paying agent nor any registrar for the MVPs will have any responsibility or liability for any aspect of the records maintained by DTC relating to, or payments made on account of beneficial ownership interests in, MVPs represented in global form, or for maintaining, supervising or receiving any records relating to such beneficial ownership interests maintained by DTC.

          DTC management is aware that some computer applications, systems, and the like for processing data ("Systems") that are dependent upon calendar dates, including dates before, on, and after January 1, 2000, may encounter "Year 2000 problems." DTC has informed its Participants and other members of the financial community (the "Industry") that it has developed and is implementing a program so that its Systems, as the same relate to the timely payment of distributions (including principal and interest payments) to securityholders, book-entry deliveries, and settlement of trades within DTC continue to function appropriately. This program includes a technical assessment and a remediation plan, each of which is complete. Additionally, DTC's plan includes a testing phase, which is expected to be completed within appropriate time frames.

          However, DTC's ability to perform properly its services is also dependent upon other parties, including but not limited to issuers and their agents, as well as DTC's Direct and Indirect Participants, third party vendors from whom DTC licenses software and hardware, and third party vendors on whom DTC relies for information or the provision of services, including telecommunication and electrical utility service providers, among others. DTC has informed the Industry that it is contacting (and will continue to contact) third party vendors from whom DTC acquires services to: (i) impress upon them the importance of such services being Year 2000 compliant; and (ii) determine the extent of their efforts for Year 2000 remediation (and, as appropriate, testing) of their services. In addition, DTC is in the process of developing such contingency plans as it deems appropriate.

          According to DTC, the foregoing information with respect to DTC has been provided to the Industry for informational purposes only and is not intended to serve as a representation, warranty, or contract modification of any kind.

GOVERNING LAW

     THE SENIOR INDENTURE AND THE MVPS WILL BE GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

INTRODUCTION

     The following is a general discussion of the principal U.S. federal income tax consequences of the purchase, ownership and disposition of the MVPs to initial holders purchasing MVPs at the "issue price." The "issue price" of an MVPs will equal the first price to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) at which a substantial amount of the MVPs is sold for money. This summary is based upon laws, regulations, rulings and decisions currently in effect, all of which are subject to change at any time (which change may be retroactive) or possible differing interpretations. Moreover, it deals only with purchasers who hold MVPs as "capital assets" within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"), and does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, regulated investment companies, tax-exempt entities, dealers in securities or currencies, persons holding MVPs as a hedge against currency risk or as a position in a "straddle," "conversion" or another integrated transaction for tax purposes, or U.S. Holders (as defined below) whose functional currency is not the U.S. dollar. In addition, this discussion only addresses the U.S. federal income tax consequences of the MVPs until the Remarketing Date. This discussion does not address any state, local or foreign tax consequences and does not discuss all aspects of U.S. federal income taxation that might be relevant to a specific holder in light of its particular investment or tax circumstances. PERSONS CONSIDERING THE PURCHASE OF THE MVPS SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE APPLICATION OF U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE MVPS ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION.

     As used herein, the term "U.S. Holder" means a beneficial owner of an MVPs that is, for U.S. federal income tax purposes, (i) a citizen or resident of the United States (including certain former citizens and former long-term residents), (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof (other than a partnership that is not treated as a United States person under any applicable Treasury regulations), (iii) an estate whose income is subject to U.S. federal income tax regardless of its source, (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or (v) any other person whose income or gain in respect of the MVPs is effectively connected with the conduct of a United States trade or business. As used herein, the term "non-U.S. Holder" means a beneficial owner of MVPs that is not a U.S. Holder.

     The U.S. federal income tax treatment of debt obligations such as the MVPs is not certain. Because the MVPs are subject to mandatory tender or repurchase by the Company on the Remarketing Date, the Company intends to treat the MVPs, for U.S. federal income tax purposes, as maturing on the Remarketing Date and, should the Call Holder elect to remarket the MVPs, as being reissued on any remarketing date. By purchasing the MVPs, a holder agrees to follow such treatment for U.S. federal income tax purposes.

TAX TREATMENT OF THE MVPS

     Assuming the characterization of the MVPs set forth above, the following tax consequences should result with respect to U.S. Holders.

     INTEREST INCOME

     Interest on the MVPs would generally be taxable as ordinary income for U.S. federal income tax purposes when received or accrued by a U.S. Holder in accordance with its regular method of tax accounting. The Company does not anticipate that the initial issuance of the MVPs would result in original issue discount ("OID"), generally defined as the excess of the stated redemption price at the maturity of an MVPs over its issue price. However, if an MVPs is issued with OID, or is deemed by the Internal Revenue Service (the "IRS") to have been issued with OID and such OID is greater than the statutory de minimis amount (generally, 1/4 of one percent of the MVPs' stated redemption price at the Remarketing Date multiplied by the number of complete years to the Remarketing Date from its issue date), the holder of such MVPs would be required to include such OID in income as ordinary interest income as it accrues under a constant yield method in advance of receipt of the cash payments attributable to such income, regardless of such holder's regular method of tax accounting.

     GAIN OR LOSS ON SALE, EXCHANGE OR RETIREMENT

     Upon the sale, exchange or retirement of an MVPs, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement (other than amounts representing accrued and unpaid interest) and such U.S. Holder's adjusted basis in the MVPs. Such adjusted tax basis in the MVPs generally will equal the U.S. Holder's initial investment in the MVPs, increased by any OID included in the U.S. Holder's income with respect to the MVPs, and reduced by the amount of any payments, other than qualified stated interest payments, received and amortizable bond premium, if any, taken with respect to the MVPs. Such gain or loss generally will be capital gain or loss.

     Capital gains of individuals derived with respect to capital assets held for more than one year are eligible for reduced rates of taxation depending upon the holding period of such capital assets. The deductibility of capital losses is subject to certain limitations.

ALTERNATIVE U.S. FEDERAL INCOME TAX TREATMENT

     There can be no assurance that the IRS will agree with, or that a court will uphold, the Company's intended treatment of the MVPs. Among other possibilities, the IRS could seek to treat the MVPs as maturing on the Maturity Date, in which event (i) the issue price of the MVPs would be treated as including the value of the mandatory tender right, and (ii) the MVPs would be subject to the Treasury regulations relating to contingent payment debt obligations (the "Contingent Payment Regulations"). Under the Contingent Payment Regulations, the Company would be required to construct a projected payment schedule for the MVPs, based upon the Company's current borrowing costs for comparable debt instruments of the Company, from which an estimated yield on the MVPs would be calculated. A U.S. Holder would be required to include in income original issue discount in an amount equal to the product of the adjusted issue price of the MVPs at the beginning of each interest accrual period and the estimated yield of the MVPs. In general, for these purposes, an MVPs' adjusted issue price would equal the MVPs' issue price increased by the interest previously accrued on the MVPs, and reduced by all payments made on the MVPs. As a result of the application of the Contingent Payment Regulations, it is possible that a U.S. Holder would be required to include interest in income in excess of actual cash payments received for certain taxable years.

     In addition, the character of any gain or loss, upon the sale or exchange of an MVPs (including a sale pursuant to the mandatory tender on the Remarketing
Date) by a U.S. Holder, will likely differ if the MVPs were treated as contingent payment obligations. Any such taxable gain generally would be treated as ordinary income. Any such taxable loss generally would be ordinary to the extent of previously accrued original issue discount, and any excess would generally be treated as capital loss.

TREATMENT OF NON-U.S. HOLDERS

     A non-U.S. Holder will not be subject to U.S. federal income taxes on payments of principal, premium (if any) or interest (including original issue discount and accruals under the Contingent Payment Debt Regulations, if any) on an MVPs, unless such non-U.S. Holder owns actually or constructively 10% or more of the total combined voting power of the Company, is a controlled foreign corporation related to the Company through actual or constructive stock ownership, or is a bank receiving interest described in section 881(c)(3)(A) of the Code. To qualify for exemption from taxation, the last United States payor in the chain of payment prior to payment to a non-U.S. Holder (the "Withholding Agent") must have received in the year in which a payment of interest or principal occurs, or in either of the two preceding calendar years, a statement that (i) is signed by the beneficial owner of the MVPs under penalties of perjury, (ii) certifies that such owner is not a U.S. Holder, and (iii) provides the name and address of the beneficial owner. The statement may be made on an IRS Form W-8 or a substantially similar form, and the beneficial owner must inform the Withholding Agent of any change in the information on the statement within 30 days of such change. If an MVPs is held through a securities clearing organization or certain other financial institutions, the organization or institution may provide a signed statement to the Withholding Agent. However, in such case, the signed statement must be accompanied by a copy of the IRS Form W-8 or the substitute form provided by the beneficial owner to the organization or institution. Under applicable Treasury regulations, the statement requirement referred to above may also be satisfied with other documentary evidence for interest paid after December 31, 1999, with respect to an offshore account or through certain foreign intermediaries.

     Generally, a non-U.S. Holder will not be subject to U.S. federal income tax on any amount which constitutes gain upon retirement or disposition of an MVPs, provided the gain is not effectively connected with the conduct of a trade or business in the United States by the non-U.S. Holder. Certain other exceptions may be applicable, and a non-U.S. Holder should consult its tax adviser in this regard.

     The MVPs will not be includable in the estate of a non-U.S. Holder unless the individual is a direct or indirect 10% or greater shareholder of the Company or, at the time of such individual's death, payments in respect of the MVPs would have been effectively connected with the conduct by such individual of a trade or business in the United States.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     Backup withholding of U.S. federal income tax at a rate of 31% may apply to payments made in respect of the MVPs to registered owners who are not "exempt recipients" and who fail to provide certain identifying information (such as the registered owner's taxpayer identification number) in the required manner. Generally, individuals are not exempt recipients, whereas corporations and certain other entities generally are exempt recipients. Payments made in respect of the MVPs to a U.S. Holder must be reported to the IRS, unless the U.S. Holder is an exempt recipient or otherwise establishes an exemption. Compliance with the identification procedures described in the preceding section would establish an exemption from backup withholding for those non-U.S. Holders who are not exempt recipients.

     In addition, upon the sale of an MVPs to (or through) a broker, the broker must withhold 31% of the entire purchase price, unless either (i) the broker determines that the seller is a corporation or other exempt recipient, or (ii) the seller provides, in the required manner, certain identifying information and, in the case of a non-U.S. Holder, certifies that such seller is a non-U.S. Holder (and certain other conditions are met). Such a sale must also be reported by the broker to the IRS, unless either (i) the broker determines that the seller is an exempt recipient, or (ii) the seller certifies its non-U.S. status (and certain other conditions are met). Certification of the registered owner's non-U.S. status normally would be made on an IRS Form W-8 under penalties of perjury, although in certain cases it may be possible to submit other documentary evidence.

     Any amounts withheld under the backup withholding rules from a payment to a holder of MVPs would be allowed as a refund or a credit against such holder's U.S. federal income tax liability provided the required information is furnished to the IRS.

     On October 6, 1997, the Treasury Department issued new regulations (the "New Regulations") which make modifications to the withholding, backup withholding and information reporting rules described above. The New Regulations attempt to unify certification requirements and modify reliance standards. The New Regulations will generally be effective for payments made after December 31, 1999, subject to certain transition rules. Prospective investors are urged to consult their own tax advisers regarding the New Regulations.

                              ERISA CONSIDERATIONS

     The Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the Code impose certain restrictions on (a) employee benefit plans (as defined in Section 3(3) of ERISA), (b) plans described in section 4975(e)(1) of the Code, including individual retirement accounts or Keogh plans, (c) any entities whose underlying assets include plan assets by reason of a plan's investment in such entities (each a "Plan") and (d) persons who have certain specified relationships to such Plans ("Parties-in-Interest" under ERISA and "Disqualified Persons" under the Code). Moreover, based on the reasoning of the United States Supreme Court in John Hancock Life Ins. v. Harris Trust and Sav. Bank, 510 U.S. 86 (1993), an insurance company's general account may be deemed to include assets of the Plans investing in the general account (e.g., through the purchase of an annuity contract). ERISA also imposes certain duties on persons who are fiduciaries of Plans subject to ERISA and prohibits certain transactions between a Plan and Parties-in-Interest or Disqualified Persons with respect to such Plans.

     The Company and the Call Holder, because of their activities or the activities of their respective affiliates, may be considered to be Parties-in-Interest or Disqualified Persons with respect to certain Plans. If the MVPs are acquired by a Plan with respect to which the Company or the Call Holder is, or subsequently becomes, a Party-in-Interest or Disqualified Person, the purchase, holding or sale of MVPs to the Call Holder could be deemed to be a direct or indirect violation of the Prohibited Transaction rules of ERISA and the Code unless such transaction were subject to one or more statutory or administrative exemptions such as Prohibited Transaction Class Exemption ("PTCE") 75-1, which exempts certain transactions involving employee benefit plans and certain broker-dealers, reporting dealers and banks; PTCE 90-1, which exempts certain transactions between insurance company pooled separate accounts and Parties-in-Interest or Disqualified Persons; PTCE 91-38, which exempts certain transactions between bank collective investment funds and Parties-in-Interest or Disqualified Persons; PTCE 84-14, which exempts certain transactions effected on behalf of a Plan by a "qualified professional asset manager;" PTCE 95-60, which exempts certain transactions between insurance company general accounts and Parties-in-Interest or Disqualified Persons; or PTCE 96-23, which exempts certain transactions effected on behalf of a Plan by an "in-house asset manager." Even if the conditions specified in one or more of these exemptions are met, the scope of relief provided by these exemptions will not necessarily cover all acts that might be construed as prohibited transactions.

     Accordingly, prior to making an investment in the MVPs, a Plan should determine whether the Company or the Call Holder is a Party-in-Interest or Disqualified Person with respect to such Plan and, if so, whether such transaction is subject to one or more statutory or administrative exemptions, including those described above.

     Prior to making an investment in the MVPs, Plans should consult with their legal advisors concerning the impact of ERISA and the Code and the potential consequences of such investment with respect to their specific circumstances. Moreover, each Plan fiduciary should take into account, among other considerations, whether the fiduciary has the authority to make the investment on behalf of the Plan; whether the investment constitutes a direct or indirect transaction with a Party-in-Interest or a Disqualified Person; and whether under the general fiduciary standards of investment procedure and diversification an investment in the MVPs is appropriate for the Plan, taking into account the overall investment policy of the Plan and the composition of the Plan's investment portfolio.

                                  UNDERWRITING

     Under the terms and subject to the conditions contained in an Underwriting Agreement (the "Underwriting Agreement") relating to the MVPs offered hereby, the Company has agreed to sell to each of the underwriters named below (the "Underwriters"), and each of the Underwriters has severally agreed to purchase from the Company, the respective principal amount of the MVPs set forth opposite
its name below, at a price equal to   % of the principal amount thereof. In
addition, in consideration for the right to require the mandatory tender of all outstanding MVPs as described above, First Chicago Capital Markets, Inc. ("FCCM") will pay to the Company, on the same date that it pays the purchase
price for the MVPs, an amount equal to   % of the principal amount of the MVPs.
Such right, upon delivery of the MVPs, will be assigned to the Call Holder by FCCM.

                                                                 PRINCIPAL
UNDERWRITER                                                    AMOUNT OF MVPS
-----------                                                    --------------
First Chicago Capital Markets, Inc.........................     $
Chase Securities Inc.......................................
NationsBanc Montgomery Securities LLC......................
                                                                ------------
          Total............................................     $200,000,000

     The net proceeds to the Company will be $          , or   % of the
principal amount of the MVPs, before deducting expenses payable by the Company estimated to be $ . The Underwriters propose to offer the MVPs to the public at varying prices based on prevailing market rates at the time of resale. The Underwriters may effect such transactions by selling the MVPs to or through dealers, and such dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Underwriters and/or the purchasers of the MVPs for whom they may act as agent. The Underwriters and any dealers that participate with the Underwriters in the distribution of the MVPs may be deemed to be underwriters, and any discounts or commissions received by them and any profit on the resale of the MVPs by them may be deemed to be underwriting discounts or commissions.

     The MVPs are a new issue of securities with no established trading market. The Company has been advised by the Underwriters that the Underwriters intend to make a market in the MVPs but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the MVPs.

     In connection with the offering, the Underwriters may engage in transactions that maintain or otherwise affect the price of the MVPs. Specifically, the Underwriters may overallot in connection with the offering, creating a short position. In addition, the Underwriters may bid for, and purchase, MVPs in the open market to cover short positions. Any of these activities may maintain the market price of the MVPs above independent market levels. The Underwriters are not required to engage in these activities, and may end any of these activities at any time.

     The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Underwriters may be required to make in respect thereof. See also "Plan of Distribution" in the accompanying prospectus. The Company has also agreed to pay all fees and expenses of the Underwriters' counsel.

     From time to time in the ordinary course of their respective businesses, the Underwriters and their respective affiliates have engaged in and may in the future engage in commercial and/or investment banking transactions with the Company and its affiliates. Affiliates of each of the Underwriters are lending banks under an unsecured variable interest rate bank credit agreement with the Company. In addition, Marc J. Shapiro, Vice Chairman of The Chase Manhattan Corporation and The Chase Manhattan Bank, which are affiliates of Chase Securities Inc., and Marina v.N. Whitman, a director of The Chase Manhattan Corporation and The Chase Manhattan Bank, are directors of the Company. Chase Bank of Texas, National Association, the Trustee, is an affiliate of Chase Securities Inc.

                                 LEGAL MATTERS

     Certain legal matters, including the legality of the MVPs being offered hereby, are being passed upon for the Company by Fulbright & Jaworski L.L.P., Houston, Texas. The validity of the MVPs offered hereby will be passed upon for the Underwriters by Vinson & Elkins L.L.P., Houston, Texas. Vinson & Elkins L.L.P. has represented the Company in various legal matters from time to time. Brown & Wood LLP, New York, New York is acting as special counsel for the Underwriters with respect to the MVPs.

PROSPECTUS

                                    BFI LOGO

                                DEBT SECURITIES

                                PREFERRED STOCK
                                  COMMON STOCK
                                    WARRANTS
                            STOCK PURCHASE CONTRACTS
                              STOCK PURCHASE UNITS

     Browning-Ferris Industries, Inc. (the "Company") may offer and sell from time to time, either jointly or separately, at prices and on terms to be determined at or prior to the time of sale, up to an aggregate initial offering price of not more than $1,142,227,500 (or, if applicable, the equivalent thereof in other currencies) of its (i) unsecured debt securities ("Debt Securities") consisting of debentures, notes and/or other unsecured evidences of indebtedness in one or more series, (ii) shares of preferred stock, without par value ("Preferred Stock"), in one or more series, (iii) shares of common stock, par value $.16 2/3 per share ("Common Stock"), (iv) Warrants ("Warrants") to purchase Debt Securities, Preferred Stock or Common Stock, (v) Stock Purchase Contracts ("Stock Purchase Contracts") to purchase Preferred Stock or Common Stock or (vi) Stock Purchase Units ("Stock Purchase Units"), each representing ownership of a Stock Purchase Contract and Debt Securities or debt obligations of third parties, including U.S. Treasury securities, securing the holder's obligation to purchase the Preferred Stock or Common Stock under the Stock Purchase Contract (the Debt Securities, Preferred Stock, Common Stock, Warrants, Stock Purchase Contracts and Stock Purchase Units are collectively referred to as "Securities").

     Specific terms of the Securities ("Offered Securities") in respect of which this Prospectus is being delivered will be set forth in an accompanying Prospectus Supplement ("Prospectus Supplement"), together with the terms of the offering of the Offered Securities and the initial price and net proceeds to the Company from the sale thereof. The Prospectus Supplement will set forth with regard to the particular Offered Securities, without limitation, the following:
(i) in the case of Debt Securities, the specific designation, aggregate principal amount, ranking as senior or subordinated debt, authorized denomination, maturity, rate or rates of interest (or method of calculation thereof) and dates for payment thereof, any exchangeability, conversion, redemption, prepayment or sinking fund provisions, and the currency or currencies or currency unit or currency units in which principal, premium, if any, or interest, if any, is payable, (ii) in the case of Preferred Stock, the designation, number of shares, liquidation preference per share, initial public offering price, dividend rate (or method of calculation thereof), dates on which dividends shall be payable and dates from which dividends shall accrue, any redemption or sinking fund provisions, any voting rights, and any conversion or exchange rights, (iii) in the case of Common Stock, the number of shares of Common Stock and the terms of the offering and sale thereof, (iv) in the case of Warrants, the number and terms thereof, the designation and number of Securities issuable upon their exercise, the exercise price, the terms of the offering and sale thereof and, where applicable, the duration and detachability thereof, (v) in the case of Stock Purchase Contracts, the designation and number of shares of Preferred Stock or Common Stock issuable thereunder, the purchase price of the Preferred Stock or Common Stock, the date or dates on which the Preferred Stock or Common Stock is required to be purchased by the holders of the Stock Purchase Contracts, any periodic payments required to be made by the Company to the holders of the Stock Purchase Contract or visa versa, and the terms of the offering and sale thereof, and (vi) in the case of Stock Purchase Units, the specific terms of the Stock Purchase Contracts and any Debt Securities or debt obligations of third parties securing the holder's obligation to purchase the Preferred Stock or Common Stock under the Stock Purchase Contracts, and the terms of the offering and sale thereof.

     The Company may sell the Securities directly, through agents designated from time to time or through underwriters or dealers. If any agents of the Company or any underwriters or dealers are involved in the sale of the Securities, the names of such agents, underwriters or dealers and any applicable commissions and discounts will be set forth in the Prospectus Supplement.
                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.
                            ------------------------

     This Prospectus may not be used to consummate sales of the Securities unless accompanied by a Prospectus Supplement.
                            ------------------------

                THE DATE OF THIS PROSPECTUS IS JANUARY 11, 1996

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND THE PROSPECTUS SUPPLEMENT IN CONNECTION WITH THE OFFERING MADE HEREBY AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY OTHER PERSON. THIS PROSPECTUS AND THE PROSPECTUS SUPPLEMENT SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THEREOF OR THAT THE INFORMATION CONTAINED HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THEIR RESPECTIVE DATES.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company with the Commission may be inspected at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the following Regional Offices of the Commission: New York Regional Office, Seven World Trade Center, New York, New York 10048; and Chicago Regional Office, Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may also be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Such reports, proxy statements and other information can also be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005, at the offices of the Chicago Stock Exchange, Inc., 440 S. LaSalle Street, Chicago, Illinois 60605, and at the offices of the Pacific Stock Exchange, Inc., 301 Pine Street, San Francisco, California 94104.

     This Prospectus constitutes a part of a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") filed by the Company with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus omits certain of the information contained in the Registration Statement, and reference is hereby made to the Registration Statement for further information with respect to the Company and the Securities offered hereby. Any statements contained herein concerning the provisions of any document filed as an exhibit to the Registration Statement or otherwise filed with the Commission are not necessarily complete, and in each instance reference is made to the copy of such document so filed. Each such statement is qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents, heretofore filed with the Commission by the Company pursuant to the Exchange Act, are incorporated herein by reference:

          (a) The Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1995;

          (b) The Company's Current Report on Form 8-K dated January 24, 1995, as amended, relating to the acquisition by the Company of Attwoods plc, including the consolidated financial statements of Attwoods plc for the year ended July 31, 1994 and the unaudited pro forma combined statement of operations of the Company for the year ended September 30, 1994; and

          (c) The Company's Current Report on Form 8-K dated March 2, 1995, including the unaudited pro forma combined statement of operations of the Company for the quarter ended December 31, 1994.

     All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus, and prior to the termination of the offering of the Securities, shall be deemed to be incorporated by reference in the Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein or in the accompanying Prospectus Supplement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     Copies of all documents incorporated by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents) will be provided without charge to each person, including any beneficial owner, who receives a copy of this Prospectus on the written request of such person addressed to the Secretary's Department, Browning-Ferris Industries, Inc., P.O. Box 3151, Houston, Texas 77253, or upon the oral request of such person directed to the Secretary's Department at (713) 870-7027.

                                  THE COMPANY

     The Company is one of the largest publicly-held companies that engages, through its subsidiaries and affiliates, in providing waste services. The Company collects, transports, treats and/or processes, recycles and disposes of commercial, residential and municipal solid wastes and industrial wastes. The Company is also involved in waste-to-energy conversion, medical waste services, portable restroom services and municipal and commercial sweeping operations. The Company (including unconsolidated affiliates) operates in approximately 450 locations in North America and approximately 320 locations outside of North America, and employs approximately 43,000 persons. In addition to operations in the United States, Canada and Puerto Rico, the Company owns interests in subsidiaries or affiliates with operations in Australia, the Dominican Republic, Finland, Germany, Hong Kong, Italy, Israel, Kuwait, the Netherlands, New Zealand, Spain, Switzerland and the United Kingdom.

     The term "Company" refers to Browning-Ferris Industries, Inc., a Delaware corporation, and its subsidiaries, affiliates and predecessors unless the context requires otherwise. The Company's executive offices are located at 757
N. Eldridge, Houston, Texas 77079. The Company's mailing address is P.O. Box 3151, Houston, Texas 77253, and its telephone number is (713) 870-8100.

                            APPLICATION OF PROCEEDS

     Unless otherwise indicated in a Prospectus Supplement with respect to the proceeds from the sale of the particular Securities to which such Prospectus Supplement relates, the net proceeds to be received by the Company from the sale of the Securities will be added to the Company's general funds and are expected to be applied to reduce certain outstanding debt and for general corporate purposes, including capital expenditures and acquisitions.

                         DESCRIPTION OF DEBT SECURITIES

     The following description of the Debt Securities sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate ("Offered Debt Securities"). The particular terms of the Offered Debt Securities and the extent to which such general provisions may apply will be described in a Prospectus Supplement relating to such Offered Debt Securities.

     The Debt Securities will be general unsecured obligations of the Company and will constitute either senior debt securities or subordinated debt securities. In the case of Debt Securities that will be senior debt securities ("Senior Debt Securities" and "Offered Senior Debt Securities"), the Debt Securities will be issued under a Restated Indenture dated as of September 1, 1991 (the "Senior Indenture"), between the Company and Texas Commerce Bank National Association, as Trustee (successor trustee to First City, Texas-Houston, National Association, which was formerly First City National Bank of Houston) (the "Senior Trustee"). In the case of Debt Securities that will be subordinated debt securities ("Subordinated Debt Securities" and

"Offered Subordinated Debt Securities"), the Debt Securities will be issued under an Indenture dated as of August 1, 1987, as amended (the "Subordinated Indenture"), between the Company and The Bank of New York, as Trustee (successor trustee to NationsBank of Texas, National Association, which was successor trustee to First RepublicBank Houston, National Association) (the "Subordinated Trustee"). The Senior Indenture and the Subordinated Indenture are sometimes referred to herein individually as an "Indenture" and collectively as the "Indentures". The Senior Trustee and the Subordinated Trustee are sometimes referred to herein individually as a "Trustee" and collectively as the "Trustees". The statements under this caption relating to the Debt Securities and the Indentures are summaries only and do not purport to be complete. Such summaries make use of terms defined in the Indentures. Wherever such terms are used herein or particular provisions of the Indentures are referred to, such terms or provisions, as the case may be, are incorporated by reference as part of the statements made herein, and such statements are qualified in their entirety by such reference. Certain defined terms in the Indentures are capitalized herein. The references below apply to the section numbers in each of the Indentures, unless otherwise indicated. Both the Senior Indenture and the Subordinated Indenture, and the Securities issued thereunder, are governed by Texas law.

PROVISIONS APPLICABLE TO BOTH SENIOR AND SUBORDINATED DEBT SECURITIES

     GENERAL. The Indentures do not limit the aggregate principal amount of the Debt Securities issuable thereunder or of any particular series of the Debt Securities and provide that Debt Securities may be issued thereunder from time to time in one or more series with the same or various maturities at par, at a premium or at a discount. Offered Debt Securities bearing no interest or interest at a rate which at the time of issuance is below market rate ("Original Issue Discount Securities") will be sold at a discount (which may be substantial) from their stated principal amount. Federal income tax consequences and other special considerations applicable to any such Original Issue Discount Securities will be described in the Prospectus Supplement relating thereto. Other than as may be set forth in any Prospectus Supplement, the Indentures and the Debt Securities will not contain any covenants or other provisions that are intended to afford holders of the Debt Securities special protection in the event of a highly leveraged transaction by the Company.

     Reference is made to the Prospectus Supplement for the following terms of the Offered Debt Securities: (i) the title and the limit on the aggregate principal amount of Offered Debt Securities; (ii) the percentage of the principal amount at which the Offered Debt Securities will be sold; (iii) the date or dates on which the principal of (and premium, if any, on) the Offered Debt Securities will be payable; (iv) the rate or rates (which may be fixed or variable) per annum, if any, at which the Offered Debt Securities will bear interest or the method of determining such rate or rates; (v) the date or dates from which such interest, if any, shall accrue, the date or dates on which such interest, if any, will be payable and the regular record date for interest payable on any payment date; (vi) the place or places where the principal of (and premium, if any) and interest, if any, on the Offered Debt Securities will be payable; (vii) the terms for redemption or early payment, if any, including any mandatory or optional sinking fund or analogous provision; (viii) the principal amount of any Offered Debt Securities that are Original Issue Discount Securities, which would be payable upon declaration of acceleration of the maturity of the Offered Debt Securities; (ix) any modifications of the Events of Default or covenants of the Company contained in the Indenture pertaining to the Offered Debt Securities; (x) information with respect to book-entry procedures, if any; (xi) as to Subordinated Debt Securities only, whether the offered Subordinated Debt Securities are convertible into Common Stock of the Company and, if so, the initial conversion price; and (xii) any other terms of the Offered Debt Securities not inconsistent with the Indenture under which they are issued. (Section 301)

     Unless otherwise indicated in the Prospectus Supplement relating thereto, principal of and any premium and interest on the Offered Debt Securities will be payable, and the Offered Debt Securities will be exchangeable and transfer thereof will be registrable, at the corporate trust office of the Trustee or at the office of each paying agent, if any, identified in the Prospectus Supplement with respect to the Offered Debt Securities; provided that, at the option of the Company, payment of any interest may be made by check mailed to the address of the Person entitled thereto as it appears in the Security Register. The Corporate Trust Office of the Senior Trustee is located at 712 Main Street, Houston, Texas 77002, and the Corporate Trust

Office of the Subordinated Trustee is located at 10161 Centurion Parkway, Jacksonville, Florida 32256. (Sections 301, 305 and 1002)

     Unless otherwise indicated in the Prospectus Supplement relating thereto, the Offered Debt Securities will be issued in only fully registered form without coupons in denominations of $1,000 or any integral multiple thereof, and no service charge will be made for any transfer or exchange of such Offered Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. (Sections 302 and 305)

     GLOBAL SECURITIES. The Offered Debt Securities of a series may be issued in whole or in part in the form of one or more global securities ("Global Securities") that will be issued to and registered in the name of the depositary (the "Depositary") identified in the Prospectus Supplement, or its nominee, relating to such series. Global Securities may be issued only in fully-registered form and in either temporary or permanent form. Unless and until a Global Security is exchanged in whole or in part for the individual Debt Securities represented thereby, such Global Security may not be transferred except as a whole by the Depositary to its nominee or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor Depositary or nominee of such successor Depositary. (Section 305)

     The specific terms of the depositary arrangement with respect to a series of Offered Debt Securities will be described in the Prospectus Supplement relating to such series. The Company anticipates that the following provisions will generally apply to depositary arrangements.

     Upon the issuance of a Global Security, the Depositary or its nominee will credit, on its book-entry registration and transfer system, the respective principal amounts of the individual Debt Securities represented by such Global Security to the accounts of persons that have accounts with the Depositary. Such accounts shall be designated by the dealers, underwriters or agents with respect to such Debt Securities or by the Company if such Debt Securities are offered and sold directly by the Company. Ownership of beneficial interests in a Global Security will be limited to persons that have accounts with the Depositary ("Participants") or persons that may hold interests through Participants. Ownership of beneficial interests in such Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary or its nominee (with respect to interests of Participants) and the records of Participants (with respect to interests of persons other than Participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security.

     So long as the Depositary or its nominee is the registered owner of a Global Security, such registered owner will be considered the sole owner or holder of the Debt Securities represented by such Global Security for all purposes under the Indenture. Except as provided below, owners of beneficial interests in a Global Security will not be entitled to have any of the individual Debt Securities represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of any such Debt Securities in definitive form and will not be considered the owners or holders thereof under the Indenture.

     Payments of principal of and premium, if any, and interest, if any, on Debt Securities represented by a Global Security registered in the name of the Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner of the Global Security representing such Debt Securities. None of the Company, the Trustee, any Paying Agent or the Security Registrar for such Debt Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the Global Security for such Debt Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     The Company expects the Depositary or its nominee, immediately upon receipt of any payment of principal, premium or interest in respect of a Global Security, will credit Participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security as shown on the records of the Depositary or its nominee. The Company also expects that payments by Participants to owners of beneficial interests in such Global Security held through such Participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name". Such payments will be the sole responsibility of such Participants. The Company has no control over the practices of the Depositary or the Participants and there can be no assurance that these practices will not be changed.

     If the Depositary for a series of Debt Securities is at any time unwilling, unable or ineligible to continue as depositary and a successor depositary is not appointed by the Company within 90 days, the Company will issue individual Debt Securities of such series in exchange for the Global Security representing such series of Debt Securities. In addition, the Company may at any time and in its sole discretion, subject to any limitations described in the Prospectus Supplement relating to such Debt Securities, determine not to have any Debt Securities of a series represented by one or more Global Securities and, in such event, will issue individual Debt Securities of such series in exchange for the Global Security representing such series of Debt Securities. Further, if there shall have occurred and be continuing an Event of Default, or an event which, with the giving of notice or lapse of time, or both, would constitute an Event of Default with respect to any series of Debt Securities represented by a Global Security, such Global Security shall be exchangeable for individual Debt Securities of such series. In any such instance, an owner of a beneficial interest in a Global Security will be entitled to a physical delivery of individual Debt Securities of the series represented by such Global Security equal in principal amount to such beneficial interest and to have such Debt Securities registered in its name. Individual Debt Securities of such series so issued will be issued in denominations, unless otherwise specified by the Company, of $1,000 and integral multiples thereof.

     CONSOLIDATION, MERGER AND SALE OF ASSETS. Each Indenture provides that the Company, without the consent of the holders of any of the outstanding Debt Securities, may consolidate with or merge into any other corporation or transfer or lease its assets substantially as an entirety to any Person or may acquire or lease the assets of any Person substantially as an entirety or may permit any corporation to merge into the Company provided that (i) the successor is a corporation organized under the laws of any domestic jurisdiction; (ii) the successor corporation, if other than the Company, assumes the Company's obligations under the Indenture and the Debt Securities issued thereunder; (iii) after giving effect to the transaction, no Event of Default and no event which, after notice or lapse of time, or both, would become an Event of Default, shall have occurred and be continuing; and (iv) certain other conditions are met. (Section 801)

     MODIFICATION OF THE INDENTURES. Each Indenture provides that the Company and the Trustee may, without the consent of any holders of Debt Securities, enter into supplemental indentures for the purposes, among other things, of adding to the Company's covenants, adding additional Events of Default, establishing the form or terms of Debt Securities, curing ambiguities or inconsistencies in the Indenture or making any other provisions with respect to matters arising under the Indenture if such action shall not adversely affect the interests of the holders of any series of Debt Securities in any material respect or to change or eliminate any of the provisions of the Indenture with respect to a series of Debt Securities if such series is not then outstanding. (Section 901)

     Each Indenture also contains provisions permitting the Company, with the consent of the holders of not less than a majority in principal amount of the outstanding Debt Securities of the affected series, to execute supplemental indentures adding any provisions to or changing or eliminating any of the provisions of the Indenture or modifying the rights of the holders of the Debt Securities of such series, except that no such supplemental indenture may, without the consent of the holders of all of the outstanding Debt Securities affected thereby, among other things: (i) change the maturity of the principal of or any installment of principal or interest on any of the Debt Securities;
(ii) reduce the principal amount thereof or the rate of interest, if any, thereon or any premium payable on the redemption thereof; (iii) reduce the amount of the principal of Original Issue Discount Securities payable on any date; (iv) change the place of payment where, or the coin or currency in which, any of the Debt Securities or any premium or interest thereon is payable; (v) impair the right to institute suit for the enforcement of any such payment on or after the applicable maturity date; (vi) reduce the percentage in principal amount of the Debt Securities of any outstanding series the consent of the holders of which is required for any such supplemental indenture or for any waiver of compliance with certain provisions of, or of certain defaults under, the Indenture; (vii) as to the Subordinated Indenture only, adversely affect the right to convert the Subordinated Debt Securities (if convertible) or modify the subordination provisions of the Subordinated Indenture in a manner adverse to the holders of Subordinated Debt Securities; or (viii) with certain exceptions, modify the foregoing requirements. (Section 902)

     EVENTS OF DEFAULT, NOTICE AND WAIVER. Unless otherwise indicated in the Prospectus Supplement relating to a particular series of Debt Securities, an Event of Default with respect to any series of Debt Securities is defined in each Indenture to be a (i) default for 30 days in the payment of any installment of interest upon any of the Debt Securities of such series when due; (ii) default in the payment of principal of (or premium, if any, on) any of the Debt Securities of such series when due; (iii) default in the making or satisfaction of any sinking fund payment when the same becomes due by the terms of the Debt Securities of such series; (iv) default by the Company in the performance, or breach, of any of its other covenants in the Indenture which shall not have been remedied for a period of 60 days after notice by the Trustee or the holders of at least 25% in principal amount of the Debt Securities of such series; (v) certain events of bankruptcy, insolvency or reorganization of the Company; and
(vi) such other events as may be specified for each series. (Section 501)

     A default under other indebtedness of the Company or any of its subsidiaries will not be a default under either Indenture, and an Event of Default under one series of Debt Securities will not necessarily be an Event of Default under another series of Debt Securities issued under the same Indenture.

     Each Indenture provides that if an Event of Default specified therein with respect to any outstanding series of Debt Securities issued thereunder shall have occurred and be continuing, either the Trustee or the holders of not less than 25% in principal amount of the Debt Securities of such series may declare the principal (or, if the Debt Securities of such series are Original Issue Discount Securities, such portion of the principal amount as may be specified by the terms of such series) of all of the Debt Securities of such series to be immediately due and payable. Such declaration may be rescinded if certain conditions are satisfied. (Section 502)

     Each Indenture also provides that the holders of not less than a majority in principal amount of the Debt Securities of any outstanding series may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Debt Securities of such series, provided that the Trustee may take any other proper action not inconsistent with such direction and may decline to act if such direction is contrary to law or to the Indenture or would involve the Trustee in personal liability. (Section 512)

     In addition, each Indenture also provides that the holders of not less than a majority in principal amount of the Debt Securities of any outstanding series thereunder may on behalf of the holders of all of the Debt Securities of such series waive any past default with respect to such series and its consequences, except a default (i) in the payment of the principal of (or premium, if any) or interest on any of the Debt Securities of such series or (ii) in respect of a covenant or provision of the Indenture which, under the terms thereof, cannot be modified or amended without the consent of the holders of all of the Debt Securities of such series. (Section 513)

     Each Indenture contains provisions entitling the Trustee, subject to the duty of the Trustee during an Event of Default in respect of any series of Debt Securities issued thereunder to act with the required standard of care, to be indemnified by the holders of the Debt Securities of such series before proceeding to exercise any right or power under the Indenture at the request of the holders of the Debt Securities of such series. (Sections 601 and 603)

     Each Indenture also provides that the Trustee will, within 90 days after the occurrence of a default in respect of any series of Debt Securities issued thereunder give to the holders of the Debt Securities of such series notice of all uncured and unwaived defaults known to it; provided, however, that, except in the case of a default in the payment of the principal of, (or premium, if any) or interest on, or any sinking fund installment with respect to, any Debt Securities of such series, the Trustee will be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interest of the holders of the Debt Securities of such series; and provided further, that such notice shall not be given until at least 30 days after the occurrence of an Event of Default regarding the performance or breach of any covenant or warranty of the Company under the Indenture other than for the payment of the principal of, (or premium, if any) or interest on, or any sinking fund installment with respect to, any of the Debt Securities of such series. The term default for the foregoing purpose only means any event which is, or after notice or lapse of time, or both, would become, an Event of Default with respect to the Debt Securities of such series. (Section 602)

     Each Indenture requires the Company to file annually with the Trustee a certificate, executed by an officer of the Company, indicating whether the Company has fulfilled all of its obligations or is in default under certain covenants under the Indenture. (Section 1004)

PROVISIONS APPLICABLE TO SENIOR DEBT SECURITIES

     GENERAL. The Senior Debt Securities will be unsecured obligations of the Company issued under the Senior Indenture and will rank on a parity with all other unsecured and unsubordinated indebtedness of the Company.

     LIMITATIONS ON LIENS. The Senior Indenture does not contain any covenant restricting the amount of indebtedness which may be incurred by the Company or any of its Subsidiaries. The Senior Indenture, however, provides, in general, that except as provided in this and in the following paragraph, the Company will not, and will not permit any Restricted Subsidiary to, issue, assume or guarantee any Debt secured by a Lien upon any Principal Property of the Company or any Restricted Subsidiary or upon any shares of stock or Debt of any Restricted Subsidiary (whether such Principal Property, shares of stock or Debt are now owned or hereafter acquired) without in any such case effectively providing concurrently with the issuance, assumption or guaranty of any such Debt that the Senior Debt Securities (together with, if the Company shall so determine, any other indebtedness of or guaranty by the Company or such Restricted Subsidiary then existing or thereafter created which is not subordinate to the Senior Debt Securities) shall be secured equally and ratably with (or, at the option of the Company, prior to) such Debt, so long as such Debt shall be so secured; provided, however, that the foregoing restrictions shall not apply to Debt secured by: (1) Liens on property, shares of stock or indebtedness of any corporation existing at the time such corporation becomes a Restricted Subsidiary; (2) Liens on any property (including shares of stock or
Debt) existing at the time of acquisition thereof or securing the payment of all or any part of the purchase price or construction cost thereof or securing any Debt incurred prior to, at the time of or within 180 days after, the acquisition of such property or the completion of any such construction for the purpose of financing all or any part of the purchase price or construction cost thereof;
(3) Liens on any property to secure all or any part of the cost of development, operation, construction, alteration, repair or improvement of all or any part of such property, or to secure Debt incurred prior to, at the time of or within 180 days after, the completion of such development, operation, construction, alteration, repair or improvement for the purpose of financing all or any part of such cost; (4) Liens which secure Debt owing by a Restricted Subsidiary to the Company or to another Restricted Subsidiary or by the Company to a Restricted Subsidiary; (5) Liens securing indebtedness of a corporation which becomes a successor of the Company by reason of a consolidation, merger or any conveyance, transfer or lease of the properties and assets of the Company substantially as an entirety; (6) Liens on property of the Company or a Restricted Subsidiary in favor of governmental authorities to secure partial, progress, advance or other payments or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of construction of the property subject to such Liens, or in favor of any trustee or mortgagee for the benefit of holders of indebtedness of any such entity incurred for any such purpose; (7) Liens incurred in connection with pollution control, sewage or solid waste disposal, industrial revenue or similar financing; (8) Liens existing at January 15, 1985; and (9) any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Lien referred to in the foregoing clauses (1) to (8), inclusive, or of any Debt secured thereby; provided that such extension, renewal or replacement Lien shall be limited to all or any part of the same property that secured the Lien extended, renewed or replaced (plus any improvements on such property) and shall secure no larger amount of Debt than that existing at the time of such extension, renewal or replacement. (Section 1005)

     The Company and any one or more Restricted Subsidiaries may issue, assume or guarantee Debt secured by a Lien which would otherwise be subject to the foregoing restrictions if at the time it does so (the

"Incurrence Time") such Debt plus all other Debt of the Company and its Restricted Subsidiaries secured by a Lien which would otherwise be subject to the foregoing restrictions (not including Debt permitted to be secured as described in clauses (1) through (9) in the preceding paragraph), plus the aggregate Attributable Debt (determined as of the Incurrence Time) of Sale and Leaseback Transactions (other than Sale and Leaseback Transactions described in clauses (a) and (b) of the paragraph under the caption "Limitation on Sale and Leaseback Transactions" herein) entered into after January 15, 1985 and in existence at the Incurrence Time (less the aggregate amount of proceeds of such Sale and Leaseback Transactions which shall have been applied as described in clause (d) of the paragraph under the caption "Limitation on Sale and Leaseback Transactions" herein), does not exceed 10% of the Consolidated Net Tangible Assets. (Section 1005)

     LIMITATION ON SALE AND LEASEBACK TRANSACTIONS. The Senior Indenture provides, in general, that the Company will not itself, and will not permit any Restricted Subsidiary to, enter into any arrangements with any bank, insurance company or other lender or investor (other than the Company or another Restricted Subsidiary) providing for the leasing as lessee by the Company or any such Restricted Subsidiary of any Principal Property (except a lease for a temporary period not to exceed three years by the end of which it is intended the use of such Principal Property by the lessee will be discontinued), which was or is owned by the Company or a Restricted Subsidiary and which has been or is to be sold or transferred by the Company or a Restricted Subsidiary, more than 180 days after the completion of construction and commencement of full operation thereof by the Company or such Restricted Subsidiary, to such lender or investor or to any person to whom funds have been or are to be advanced by such lender or investor on the security of such Principal Property (herein called a "Sale and Leaseback Transaction") unless: (a) the Company or such Restricted Subsidiary would (at the time of entering into such arrangement) be entitled, as described in clauses (1) through (9) of the first paragraph under the caption "Limitations on Liens" herein, without equally and ratably securing the Senior Debt Securities, to issue, assume or guarantee indebtedness secured by a Lien on such Principal Property, or (b) such Sale and Leaseback Transaction relates to a landfill or other waste disposal site (excluding any plant or similar facility located thereon) owned by the Company or such Restricted Subsidiary or which the Company or such Restricted Subsidiary has the right to use, or (c) the Attributable Debt of the Company and its Restricted Subsidiaries in respect of such Sale and Leaseback Transaction and all other Sale and Leaseback Transactions entered into after January 15, 1985 (other than such Sale and Leaseback Transactions as are referred to in clauses (a), (b) or (d) of this paragraph), plus the aggregate principal amount of Debt secured by Liens on Principal Properties then outstanding (excluding any such Debt secured by Liens described in clauses (1) through (9) of the first paragraph under the caption "Limitations on Liens" herein) which do not equally and ratably secure the Senior Debt Securities, would not exceed 10% of Consolidated Net Tangible Assets or (d) the Company, within 180 days after the sale or transfer, applies or causes a Restricted Subsidiary to apply (subject to certain reductions described in the Senior Indenture) an amount equal to the greater of the net proceeds of such sale or transfer or fair market value of the Principal Property so sold and leased back at the time of entering into such Sale and Leaseback Transaction to the retirement of Senior Debt Securities or other indebtedness of the Company (other than indebtedness subordinated to the Senior Debt Securities) or indebtedness of a Restricted Subsidiary, for money borrowed, having a stated maturity more than 12 months from the date of such application or which is extendible at the option of the obligor thereon to a date more than 12 months from the date of such application. (Section 1006)

     DEFINITIONS. Certain terms used in the above described restrictions are given the following definitions in Section 101 of the Senior Indenture:

          "Attributable Debt" in respect of a Sale and Leaseback Transaction means, as of any particular time, the present value (discounted at the rate of interest implicit in the terms of the lease involved in such Sale and Leaseback Transaction, as determined in good faith by the Company) of the obligation of the lessee thereunder for net rental payments (excluding, however, any amounts required to be paid by such lessee, whether or not designated as rent or additional rent, on account of maintenance and repairs, services, insurance, taxes, assessments, water rates and similar charges or any amounts required to be paid by such lessee thereunder contingent upon monetary inflation or the amount of sales, maintenance and repairs, insurance, taxes, assessments, water rates or similar charges) during the remaining term of such lease (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

          "Consolidated Net Tangible Assets" means the aggregate amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom (a) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles and (b) all current liabilities, all as reflected in the Company's latest audited consolidated balance sheet contained in the Company's most recent annual report to its stockholders prior to the time as of which "Consolidated Net Tangible Assets" shall be determined.

          "Debt" means indebtedness for borrowed money.

          "Lien" means any mortgage, pledge, security interest, lien or other encumbrance.

          "Principal Property" means any waste processing, waste disposal or resource recovery plant or similar facility located within the United States of America (other than its territories and possessions and Puerto
     Rico) and owned by, or leased to, the Company or any Restricted Subsidiary, except (a) any such plant or facility (i) owned or leased jointly or in common with one or more persons other than the Company and its Subsidiaries, in which the interest of the Company and its Restricted Subsidiaries does not exceed 50%, or (ii) which the Board of Directors determines in good faith is not of material importance to the total business conducted, or assets owned, by the Company and its Subsidiaries as an entirety, or (b) any portion of any such plant or facility which the Board of Directors determines in good faith not to be of material importance to the use or operation thereof.

          "Restricted Subsidiary" means any Subsidiary substantially all the property of which is located, or substantially all the business of which is carried on, within the United States of America (excluding its territories and possessions and Puerto Rico).

          "Subsidiary" means any corporation of which the Company directly or indirectly owns or controls stock which under ordinary circumstances (not dependent upon the happening of a contingency) has voting power to elect a majority of the board of directors of such corporation.

     DEFEASANCE. If so provided in the Prospectus Supplement accompanying the Offered Senior Debt Securities, the Company may discharge its indebtedness and its obligations under the Senior Indenture with respect to such series by depositing funds or obligations issued or guaranteed by the United States of America with the Senior Trustee. The Prospectus Supplement will more fully describe the provisions, if any, relating to such discharge. (Section 403)

     REGARDING THE SENIOR TRUSTEE. The Senior Trustee is a lending bank under an unsecured variable interest rate bank credit agreement with the Company. The Company has and may from time to time in the future have other banking relationships with the Senior Trustee in the ordinary course of business. Marc
J. Shapiro, a director of the Company, is also the President and Chief Executive Officer of the Senior Trustee and an executive officer of Chemical Banking Corporation, the parent corporation of the Senior Trustee. William D. Ruckelshaus, Chairman of the Board of Directors of the Company, is also an advisory director of the Senior Trustee. Marina v.N. Whitman, a director of the Company, is also a director of Chemical Banking Corporation.

PROVISIONS APPLICABLE TO SUBORDINATED DEBT SECURITIES

     GENERAL. The Subordinated Debt Securities will be unsecured obligations of the Company to be issued under the Subordinated Indenture, and will be subordinate in right of payment to certain other indebtedness of the Company as described under "Subordination".

     SUBORDINATION. The Subordinated Debt Securities will be subordinate and junior in right of payment, as set forth in the Subordinated Indenture, to the prior payment in full of all Senior Debt of the Company. "Senior Debt" is defined in the Subordinated Indenture as the principal of (and premium, if any) and interest on any indebtedness, whether outstanding at the date of the Subordinated Indenture or thereafter created or incurred, which is for (a) money borrowed by the Company, (b) obligations of the Company evidencing the purchase price for acquisitions by the Company or a subsidiary other than in the ordinary course of business, (c) money borrowed by others and assumed or guaranteed by the Company,
(d) capitalized lease obligations of the Company, (e) obligations under performance guarantees, support agreements and other agreements in the nature thereof relating to the obligations of any subsidiary of the Company with respect to waste-to-energy facilities and (f) renewals, extensions, refundings, amendments and modifications of any indebtedness, of the kind described in the foregoing clauses (a), (b), (c), (d) and (e) or of the instruments creating or evidencing such indebtedness, unless, in each case, by the terms of the instrument creating or evidencing such indebtedness or such renewal, extension, refunding, amendment and modification, it is provided that such indebtedness is not senior in right of payment to the Subordinated Debt Securities. (Section
1311)

     In the event of any distribution of assets of the Company upon its dissolution, winding up, liquidation or reorganization, the holders of Senior Debt shall first be paid in full in respect of principal, premium (if any) and interest before any such payments are made on account of the Subordinated Debt Securities. In addition, in the event that (a) the Subordinated Debt Securities or any other debt securities issued under the Subordinated Indenture are declared due and payable because of an Event of Default (other than under the circumstances described in the preceding sentence) or (b) any default by the Company has occurred and is continuing in the payment of principal, premium (if any), sinking funds or interest on any Senior Debt, then no payment shall be made on account of principal, premium (if any), sinking funds or interest on the Subordinated Debt Securities until all such payments due in respect of such Senior Debt have been paid full. (Sections 1301 and 1304)

     By reason of such subordination, creditors of the Company who are not holders of Senior Debt may, subject to any subordination provisions that may be applicable to such creditors, recover more ratably than holders of the Subordinated Debt Securities.

     As of September 30, 1995, the Company had outstanding approximately $1.8 billion principal amount of indebtedness which would constitute "Senior Debt". The Company also has unused lines of credit for up to a maximum of $1.7 billion at November 30, 1995. The amount of Senior Debt may change in the future, and the Subordinated Indenture contains no limitations on the incurrence of Senior Debt.

     CONVERSION. The Subordinated Indenture provides that a series of Subordinated Debt Securities may be convertible into Common Stock. The following provisions will apply to convertible Subordinated Debt Securities unless otherwise provided in the Prospectus Supplement for such series of Subordinated Debt Securities.

     The holder of any convertible Subordinated Debt Securities will have the right, exercisable at any time prior to maturity, subject to prior redemption by the Company, to convert any portion of such Subordinated Debt Securities that is $1,000 in principal amount or any integral multiple thereof, into shares of Common Stock at the conversion price or conversion rate set forth in the Prospectus Supplement, subject to adjustment.

     In certain events, the conversion price or conversion rate will be subject to adjustment as set forth in the Subordinated Indenture. Such events include the issuance of shares of Common Stock as a dividend or distribution on the Common Stock; subdivisions, combinations and reclassifications of the Common Stock; the fixing of a record date for the issuance to all holders of Common Stock of rights or warrants entitling the holders thereof (for a period expiring within 45 days of the record date) to subscribe for or purchase shares of Common Stock at a price per share less than the then current market price per share of Common Stock (as determined pursuant to the Subordinated Indenture); and the fixing of a record date for the distribution to all holders of Common Stock of evidences of indebtedness or assets (excluding cash dividends paid from surplus) of the Company or subscription rights or warrants (other than those referred to above). No adjustment of the conversion price or conversion rate will be required unless an adjustment would require a cumulative increase or decrease of at least 1% in such price or rate. (Section 1404)

     Fractional shares of Common Stock will not be issued upon conversion, but, in lieu thereof, the Company will pay a cash adjustment based on the then current market price for the Common Stock. Upon conversion, no adjustments will be made for accrued interest or dividends, and, accordingly, convertible Subordinated Debt Securities surrendered for conversion between the record date for an interest payment and the interest payment date (except convertible Subordinated Debt Securities called for redemption on a redemption date during such period) must be accompanied by payment of an amount equal to the interest thereon which the registered holder is to receive. (Sections 1403 and 1405)

     In the case of any reclassification or change in the outstanding shares of Common Stock, any consolidation or merger of the Company (with certain exceptions) or any conveyance, transfer or lease of the property and assets of the Company substantially as an entirety, the holder of convertible Subordinated Debt Securities, after the consolidation, merger, conveyance, transfer or lease, will have the right to convert such convertible Subordinated Debt Securities into the kind and amount of securities, cash and other property which the holder would have been entitled to receive upon or in connection with such consolidation, merger, conveyance, transfer or lease, if the holder had held the Common Stock issuable upon conversion of such convertible Subordinated Debt Securities immediately prior to such consolidation, merger, conveyance, transfer or lease. (Section 1406)

     REGARDING THE SUBORDINATED TRUSTEE. The Company may from time to time in the future have other banking relationships with the Subordinated Trustee in the ordinary course of business.

                                 CAPITAL STOCK

     Pursuant to its Restated Certificate of Incorporation, the Company is authorized to issue (i) 400,000,000 shares of Common Stock, $.16 2/3 par value and (ii) 25,000,000 shares of Preferred Stock, without par value, of which 4,000,000 shares have been designated by the Board of Directors as Series A Participating Preferred Stock which may be issued upon the exercise of Rights (hereinafter defined) associated with the Common Stock as discussed below.

     On June 1, 1988, the Board of Directors of the Company declared a dividend distribution of one right (a "Right") on each share of Common Stock outstanding at the close of business on June 13, 1988, and in connection therewith entered into a Rights Agreement, dated as of June 1, 1988 (as amended, the "Rights Agreement") with Texas Commerce Bank National Association (subsequently succeeded by First Chicago Trust Company of New York) as Rights Agent. In addition, the Board authorized the issuance of one Right with respect to each share of Common Stock that becomes outstanding between June 13, 1988 and the earliest of the dates on which separate Right certificates are distributed or the Rights expire or are redeemed. The Rights distribution was not taxable to stockholders.

     When exercisable, each Right will entitle the registered holder to purchase one one-hundredth of a share of Series A Participating Preferred Stock at an exercise price of $110.00, subject to adjustment. The Rights will not be exercisable prior to the expiration of the Company's right to redeem the Rights. The Company is entitled to redeem the Rights at $.05 per Right (subject to adjustment) up to and including the tenth business day (twentieth business day if the Board of Directors so determines) after the acquisition by a person of beneficial ownership of shares of the Company's stock having 10% or more of the general voting power of the Company. The Rights will expire on June 13, 1998, unless earlier redeemed.

     In general, the Rights Agreement provides that if the Company is acquired in a merger or other business combination transaction on or at any time after the date on which a person obtains ownership of stock having 10% more of the Company's general voting power ("Stock Acquisition Date"), provision must be made prior to the consummation of such transaction to entitle each holder of a Right (except as provided in the Plan) to purchase at the exercise price a number of the acquiring company's common shares having a market value (determined as provided in the Rights Agreement) at the time of such transaction of two times the exercise price of the Right. The Rights Agreement also provides that in the event of (i) the acquisition of the Company on or at any time after the Stock Acquisition Date in a merger or other business combination transaction in which the Company's Common Stock remains outstanding and unchanged, (ii) certain self-dealing transactions by a 10% or greater stockholder, (iii) the acquisition by a person of at least 15% of the general voting power of the Company or (iv) an increase in the ownership interest of a 10% or greater stockholder by more than 1% as a result of the occurrence of any of certain events specified in the Rights Agreement, then, in each such case, each holder of a Right (except as provided in the Rights Agreement) will have the right to receive, upon payment of the exercise price, a number of shares of Series A Participating Preferred Stock having a market value (determined as provided in the Rights Agreement) at the time of such transaction of two times the exercise price of a Right.

     Certain provisions in the Company's Restated Certificate of Incorporation and By-laws may have the effect of delaying, deferring or preventing a change in control of the Company. These provisions require that the Company's Board of Directors be divided into three classes that are elected for staggered three-year terms; provide that stockholders may act only at annual or special meetings and may not act by written consent; provide that special meetings of stockholders may be called only by the Board of Directors; authorize the directors of the Company to determine the size of the Board of Directors; require that stockholder nominations for directors be made to the Directors and Corporate Governance Committee of the Company prior to a meeting of stockholders; provide that directors may be removed only for cause and only by a supermajority vote (80% of shares outstanding) of the stockholders (a "Supermajority Vote"), including a majority in interest of the holders ("Minority Holders") of voting stock held by persons other than any person who, together with its affiliates and associates, owns more than 10% of the voting stock; provide for certain minimum price and procedural requirements in connection with certain business combinations, in the absence of which the business combination would require approval by a Supermajority Vote, including a majority in interest of the Minority Holders; require a Supermajority Vote, including a majority in interest of the Minority Holders, for the amendment of any of the foregoing provisions unless approved by a majority of the Board of Directors in certain events; and authorize the Board of Directors to establish one or more series of Preferred Stock, without any further stockholder approval, having rights, preferences, privileges and limitations that could impede or discourage the acquisition of control of the Company.

     DESCRIPTION OF COMMON STOCK. At December 14, 1995, 212,660,643 shares of Common Stock were issued and outstanding and approximately 46 million shares were reserved for issuance (i) pursuant to the Company's Dividend Reinvestment Plan and employee benefit plans (including stock option plans), (ii) upon conversion of debentures, (iii) pursuant to outstanding stock purchase contracts and (iv) in connection with the acquisition of businesses and properties in the normal course of business. Subject to the dividend preferences of any outstanding shares of Preferred Stock, all shares of Common Stock are entitled to participate in such dividends as may be declared by the Board of Directors out of assets available for such payment. Holders of Common Stock are entitled to one vote for each share held. All outstanding shares are, and shares issuable hereunder will be, validly issued, fully paid and nonassessable. Holders of Common Stock have no cumulative voting rights or preemptive rights. In the event of a liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in the distribution of assets remaining after payment of debts and expenses and of any preference due to holders of any preferred stock of the Company then outstanding. As described above, one Right will be issued in respect of each share of Common Stock issued before the earliest of the dates on which separate Right certificates are distributed or the Rights expire or are redeemed.

     The Common Stock Transfer Agent and Registrar is First Chicago Trust Company of New York, Stock Transfer Department, Mail Suite 4694, Post Office Box 2536, Jersey City, New Jersey 07303-2536.

     DESCRIPTION OF PREFERRED STOCK. Under the Company's Restated Certificate of Incorporation, the Board of Directors may provide for the issuance of up to 25,000,000 shares of Preferred Stock in one or more series. The rights, preferences, privileges and restrictions, including liquidation preferences, of the Preferred Stock of each series will be fixed or designated by the Board of Directors pursuant to a certificate of designation without any further vote or action by the Company's stockholders. The issuance of Preferred Stock could have the effect of delaying, deferring or preventing a change in control of the Company. Upon issuance against full payment of the purchase price therefor, shares of Preferred Stock offered hereby will be fully paid and nonassessable.

     The specific terms of a particular series of Preferred Stock offered hereby will be described in a Prospectus Supplement relating to such series and will include the following:

          (i) The maximum number of shares to constitute the series and the distinctive designation thereof;

          (ii) The annual dividend rate, if any, on shares of the series, whether such rate is fixed or variable or both, the date or dates from which dividends will begin to accrue or accumulate and whether dividends will be cumulative;

          (iii) Whether the shares of the series will be redeemable and, if so, the price at and the terms and conditions on which the shares of the series may be redeemed, including the time during which shares of the series may be redeemed and any accumulated dividends thereon that the holders of shares of the series shall be entitled to receive upon the redemption thereof;

          (iv) The liquidation preference, if any, applicable to shares of the series;

          (v) Whether the shares of the series will be subject to operation of a retirement or sinking fund and, if so, the extent and manner in which any such fund shall be applied to the purchase or redemption of the shares of the series for retirement or for other corporate purposes, and the terms and provisions relating to the operation of such fund;

          (vi) The terms and conditions, if any, on which the shares of the series shall be convertible into, or exchangeable for, shares of any other class or classes of capital stock of the Company or any series of any other class or classes, or of any other series of the same class, including the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same;

          (vii) The voting rights, if any, on the shares of the series; and

          (viii) Any other preferences and relative, participating, optional or other special rights or qualifications, limitations or restrictions thereof.

                            DESCRIPTION OF WARRANTS

     The Company may issue Warrants, including Warrants to purchase Debt Securities ("Debt Warrants") and Warrants to purchase Common Stock or Preferred Stock ("Stock Warrants"). Warrants may be issued independently of or together with any other Securities and may be attached to or separate from such Securities. Each series of Warrants will be issued under a separate Warrant Agreement (each a "Warrant Agreement") to be entered into between the Company and a Warrant Agent ("Warrant Agent"). The Warrant Agent will act solely as an agent of the Company in connection with the Warrant of such series and will not assume any obligation or relationship of agency for or with holders or beneficial owners of Warrants. The following sets forth certain general terms and provisions of the Warrants offered hereby. Further terms of the Warrants and the applicable Warrant Agreement will be set forth in the applicable Prospectus Supplement.

DEBT WARRANTS

     The applicable Prospectus Supplement will describe the terms of any Debt Warrants, including the following: (i) the title of such Debt Warrants; (ii) the offering price for such Debt Warrants, if any; (iii) the aggregate number of such Debt Warrants; (iv) the designation and terms of the Debt Securities purchasable upon exercise of such Debt Warrants; (v) if applicable, the designation and terms of the Securities with which such Debt Warrants are issued and the number of such Debt Warrants issued with each such Security; (vi) if applicable, the date from and after which such Debt Warrants and any Securities issued therewith will be separately transferable; (vii) the principal amount of Debt Securities purchasable upon exercise of a Debt Warrant and the price at which such principal amount of Debt Securities may be purchased upon exercise;
(viii) the date on which the right to exercise such Debt Warrants shall commence and the date on which such right shall expire; (ix) if applicable, the minimum or maximum amount of such Debt Warrants that may be exercised at any one time;
(x) whether the Debt Warrants represented by the Debt Warrant certificates or

Debt Securities that may be issued upon exercise of the Debt Warrants will be issued in registered or bearer form; (xi) information with respect to book-entry procedures, if any; (xii) the currency, currencies or currency units in which the offering price, if any, and the exercise price are payable; (xiii) if applicable, a discussion of certain United States federal income tax considerations; (xiv) the antidilution provisions of such Debt Warrants, if any;
(xv) the redemption or call provisions, if any, applicable to such Debt Warrants; and (xvi) any additional terms of the Debt Warrants, including terms, procedures and limitations relating to the exchange and exercise of such Debt Warrants.

STOCK WARRANTS

     The applicable Prospectus Supplement will describe the terms of any Stock Warrants, including the following: (i) the title of such Stock Warrants; (ii) the offering price of such Stock Warrants, if any; (iii) the aggregate number of such Stock Warrants; (iv) the designation and terms of the Common Stock or Preferred Stock purchasable upon exercise of such Stock Warrants; (v) if applicable, the designation and terms of the Securities with which such Stock Warrants are issued and the number of such Stock Warrants issued with each such Security; (vi) if applicable, the date from and after which such Stock Warrants and any Securities issued therewith will be separately transferrable; (vii) the number of shares of Common Stock or Preferred Stock purchasable upon exercise of a Stock Warrant and the price at which such shares may be purchased upon exercise; (viii) the date on which the right to exercise such Stock Warrants shall commence and the date on which such right shall expire; (ix) if applicable, the minimum or maximum amount of such Stock Warrants that may be exercised at any one time; (x) the currency, currencies or currency units in which the offering price, if any, and the exercise price are payable; (xi) if applicable, a discussion of certain United States federal income tax considerations; (xii) the antidilution provisions of such Stock Warrants, if any; (xiii) the redemption or call provisions, if any, applicable to such Stock Warrants; and (xiv) any additional terms of such Stock Warrants, including terms, procedures and limitations relating to the exchange and exercise of such Stock Warrants.

                    DESCRIPTION OF STOCK PURCHASE CONTRACTS
                            AND STOCK PURCHASE UNITS

     The Company may issue Stock Purchase Contracts, consisting of contracts obligating holders to purchase from the Company, and the Company to sell to the holders, a specified number of shares of Common Stock or Preferred Stock at a future date or dates. The price per share of Preferred Stock or Common Stock may be fixed at the time the Stock Purchase Contracts are issued or may be determined by reference to a specific formula set forth in the Stock Purchase Contracts. The Stock Purchase Contracts may be issued separately or as a part of units ("Stock Purchase Units") consisting of a Stock Purchase Contract and Debt Securities or debt obligations of third parties, including U.S. Treasury securities, securing the holders' obligations to purchase the Preferred Stock or the Common Stock under the Purchase Contracts. The Stock Purchase Contracts may require the Company to make periodic payments to the holders of the Stock Purchase Units or visa versa, and such payments may be unsecured or prefunded on some basis. The Stock Purchase Contracts may require holders to secure their obligations thereunder in a specified manner.

     The applicable Prospectus Supplement will describe the terms of any Stock Purchase Contracts or Stock Purchase Units. The description in the Prospectus Supplement will not purport to be complete and will be qualified in its entirety by reference to the Stock Purchase Contracts, and, if applicable, collateral arrangements and depositary arrangements, relating to such Stock Purchase Contracts or Stock Purchase Units.

                              PLAN OF DISTRIBUTION

     The Company may sell the Securities being offered hereby in and/or outside the United States (i) through underwriters or a group of underwriters or dealers, (ii) through agents designated from time to time or (iii) directly to purchasers.

     If an underwriter or underwriters are utilized in the sale, the Company will enter into an underwriting agreement with such underwriters at the time of sale to them, and the names of the underwriters and the terms and conditions of the transaction (including underwriting discounts and commissions and other items constituting underwriting compensation and discounts and commissions to be allowed or paid to any dealers) will be set forth in the Prospectus Supplement, which will be used by the underwriters to make sales of the Offered Securities in respect of which this Prospectus is delivered to the public. The underwriters may be entitled, under the underwriting agreement, to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act. Only underwriters named in the Prospectus Supplement are deemed to be underwriting in connection with the Offered Securities in respect of which such Prospectus Supplement and this Prospectus are delivered and any firms not named therein are not parties to the underwriting agreement in respect of such Offered Securities and will have no direct or indirect participation in the underwriting thereof, although they may participate in the distribution of such Securities under circumstances where they may be entitled to a dealer's commission.

     If so indicated in the Prospectus Supplement, the Company will authorize underwriters to solicit offers by certain institutions to purchase Offered Securities from the Company at the price set forth in the Prospectus Supplement pursuant to delayed delivery contracts for payment and delivery at a future date. The Prospectus Supplement will set forth the commission payable to the underwriters for solicitation of such contracts.

     Offers to purchase Offered Securities may be solicited directly by the Company or by agents designated by the Company from time to time. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment. Agents may be entitled under agreements which may be entered into with the Company to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act.

     If an agent or agents are utilized in the sale, such persons may be deemed to be "underwriters", and any discounts, commissions or concessions received by them from the Company or any profit on the resale of Offered Securities by them may be deemed to be underwriting discounts and commissions under the Securities Act. Any such person who may be deemed to be an underwriter and any such compensation received from the Company will be described in the Prospectus Supplement.

     The time and place for delivery of the Offered Securities in respect of which this Prospectus is delivered are set forth in the Prospectus Supplement.

                                 LEGAL OPINIONS

     The legality of the Securities to be offered hereby will be passed upon for the Company by Fulbright & Jaworski L.L.P., 1301 McKinney Street, Houston, Texas 77010, and for any underwriters or agents of a particular issue of Offered Securities, by Vinson & Elkins L.L.P., 1001 Fannin Street, First City Tower, Houston, Texas 77002 or by other counsel identified in the relevant Prospectus Supplement as passing on the same for any such underwriters and agents. Vinson & Elkins L.L.P. has represented the Company in various legal matters from time to time.

                                    EXPERTS

     The consolidated financial statements and schedule included in the Annual Report of the Company on Form 10-K for the year ended September 30, 1995 incorporated herein by reference, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated herein by reference in reliance upon the authority of said firm as experts in giving said report.

     The consolidated financial statements of Attwoods plc included in the Company's Current Report on Form 8-K dated January 24, 1995 incorporated herein by reference have been audited by Binder Hamlyn, Chartered Accountants, Registered Auditors, as indicated in their report with respect thereto, and are incorporated herein by reference in reliance upon the authority of said firm as experts in giving said report.

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                                  $200,000,000

                                    BFI LOGO

                  % MARKET VALUE PUT SECURITIES(SM) ("MVPS(SM)")

                             ---------------------

                             PROSPECTUS SUPPLEMENT

                             ---------------------

                      FIRST CHICAGO CAPITAL MARKETS, INC.
                              (A BANK ONE COMPANY)

                             CHASE SECURITIES INC.
                     NATIONSBANC MONTGOMERY SECURITIES LLC

                                JANUARY   , 1999

                     "MARKET VALUE PUT SECURITIES(SM)" AND
                     "MVPS(SM)" ARE SERVICE MARKS OWNED BY
                      FIRST CHICAGO CAPITAL MARKETS, INC.

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